     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998


                                                      REGISTRATION NO. 333-57395

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            FARO TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

             FLORIDA                              3829                            59-3157093
 (State or other jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer Identification
  incorporation or organization)      Classification Code Number)                    No.)

                              125 TECHNOLOGY PARK
                            LAKE MARY, FLORIDA 32746
                                 (407) 333-9911
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                            GREGORY A. FRASER, PH.D.
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            FARO TECHNOLOGIES, INC.
                              125 TECHNOLOGY PARK
                            LAKE MARY, FLORIDA 32746
                                 (407) 333-9911
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:
                             MARTIN A. TRABER, ESQ.
                                FOLEY & LARDNER
                        100 N. TAMPA STREET, SUITE 2700
                              TAMPA, FLORIDA 33602
                                 (813) 229-2300
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
          TITLE OF EACH CLASS                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
          OF SECURITIES TO BE                AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
               REGISTERED                     REGISTERED          PER SHARE(1)           PRICE(1)        REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...........    343,750 shares          $10.4065            $3,577,234             $1,056
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------


(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on June 17, 1998.


(2) Previously paid.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION DATED AUGUST 7, 1998


                                 343,750 SHARES

                                  (FARO LOGO)

                                  COMMON STOCK
                             ---------------------

     All 343,750 shares of Common Stock, par value $.001 per share (the "Common Stock") of FARO Technologies, Inc. (the "Company") offered hereby are being offered by certain selling shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will pay certain of the expenses of this offering; however, the Selling Shareholders will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of the shares to which this Prospectus relates. The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

     Sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or to one or more underwriters for resale to the public.


     The Common Stock is listed on the Nasdaq Stock Market's National Market under the symbol "FARO." On August 6, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $9.375 per share. See "Price Range of Common Stock."


                             ---------------------

     SEE "RISK FACTORS" ON PAGES 4 THROUGH 9 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

               The date of this Prospectus is             , 1998.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors." This Prospectus contains forward-looking statements that involve risks and uncertainties. Future events and the Company's actual results could differ materially from the results in these forward-looking statements as a result of certain of the factors set forth in "Risk Factors" and elsewhere in this Prospectus. As used herein, the terms "FARO" and the "Company" refer to FARO Technologies, Inc. and its subsidiaries, except where the context indicates otherwise.

                                  THE COMPANY

     FARO Technologies, Inc. ("FARO" or the "Company") designs, develops, markets and supports portable, software-driven, three-dimensional ("3-D") measurement systems that are used in a broad range of manufacturing and industrial applications. The Company's principal products are the FAROArm(R) articulated measuring arm and its companion AnthroCam(R) software. Together, these products integrate the measurement and quality inspection function with computer-aided design ("CAD") and computer-aided manufacturing ("CAM") technology to improve productivity, enhance product quality and decrease rework and scrap in the manufacturing process. The Company's products bring precision measurement, quality inspection, and specification conformance capabilities, integrated with leading CAD software, to the factory floor. The Company is a pioneer in the development and marketing of 3-D measurement technology in manufacturing and industrial applications and currently holds or has pending 17 patents in the United States, 12 of which also are held or pending in other jurisdictions. The Company's products have been purchased by more than 600 customers worldwide, ranging from small machine shops to such large manufacturing and industrial companies as General Motors, Chrysler, Ford, Boeing, Lockheed Martin, General Electric, Westinghouse Electric, Caterpillar and Komatsu Dresser.

     The processes of product design and manufacturing have evolved rapidly during the past decade through the adoption of 3-D software and CAD/CAM technology. This evolution has been driven by increasing global and competitive pressures for shorter product cycles, greater customization and higher quality and lower cost products. Despite such technological advances in design and manufacturing, the measurement and quality inspection function of the manufacturing process generally remains limited to manual, analog technology or traditional, fixed-based coordinate measurement machines ("CMMs") that are largely restricted to a metrology laboratory and often lengthen the manufacturing process. These global and competitive pressures have created a significant demand for measurement systems that bridge the gap between the virtual 3-D world of the CAD process and the physical 3-D world of the factory floor. The Company believes that the FAROArm(R) and AnthroCam(R) provide that bridge by integrating CAD/CAM technology into a manufacturer's design, production and measurement and quality inspection processes, serving a much broader range of the manufacturing process than traditional measurement tools.

     The FAROArm(R) is a portable, six-axis, instrumented, articulated device that approximates the range of motion and dexterity of the human arm. AnthroCam(R) is the Company's proprietary companion software for the FAROArm(R). This CAD-based measurement software provides an interface between the FAROArm(R) and CAD technology for design, manufacturing and measurement and quality inspection applications. The Company's products provide its customers an affordable way to integrate CAD technology throughout the manufacturing process. These products are based on an open architecture and are designed to be used by shop personnel with minimal prior computer or CAD experience and to be operated in the often harsh environments typical of manufacturing facilities.

     The Company's objective is to enhance its position as a leading provider of portable, software-driven, 3-D measurement systems. To achieve this objective, the Company has adopted the following principal strategies: (i) focus on the portable 3-D measurement market; (ii) increase sales force and distribution;
(iii) further penetrate its installed customer base; (iv) increase international sales; (v) leverage its technology; and (vi) expand its product line and service offerings.

     As a result of the successful implementation of the Company's strategies, total sales have increased from approximately $9.9 million in 1995 to $23.5 million in 1997 and $6.7 million in the three months ended March 31, 1998. The Company's results have significantly improved from net income of $1.6 million in 1995 to $3.2 million in 1997 and $1.0 million in the three months ended March 31, 1998.

     As part of the Company's strategy, on May 15, 1998, the Company acquired the German-based company, Cats computer aided technologies, Computeranwendungen in der Fertigungssteuerung, GmbH ("CATS"), which is engaged in the business of developing and selling portable measurement and quality inspection systems driven by CAD-based measurement software, primarily to the German automotive industry. The Company believes there will be significant synergies with CATS' CAD-based measurement software, which can be used in conjunction with retrofitted fixed-based CMMs to bridge the gap between the metrology laboratory and measurement and quality inspection functions on the factory floor. See "Business -- Recent Acquisition."

     The Company commenced operations in Canada in 1982 and reincorporated in Florida in 1992. The Company's executive offices and principal operating facilities are located at 125 Technology Park, Lake Mary, Florida 32746 and its telephone number is (407) 333-9911.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                             THREE MONTHS
                                           ENDED MARCH 31,                             YEAR ENDED DECEMBER 31,
                                --------------------------------------   ----------------------------------------------------
                                 PRO FORMA                                PRO FORMA
                                   1998          1998          1997         1997          1997          1996          1995
                                -----------   -----------   ----------   -----------   -----------   -----------   ----------
STATEMENT OF OPERATIONS DATA:
Sales.........................  $ 7,214,951   $ 6,682,201   $4,889,471   $26,859,833   $23,516,385   $14,656,337   $9,862,242
Cost of sales.................    2,851,540     2,681,762    1,948,549    10,616,624     9,610,838     6,486,268    4,987,779(1)
                                -----------   -----------   ----------   -----------   -----------   -----------   ----------
Gross profit..................    4,363,411     4,000,439    2,940,922    16,243,209    13,905,547     8,170,069    4,874,463
Operating expenses:
  Selling.....................    1,978,708     1,583,536    1,158,559     6,887,388     5,676,113     3,731,762    2,008,301
  General and
    administrative............      598,582       598,582      302,523     1,519,657     1,519,657       744,206      503,184
  Depreciation and
    amortization..............      142,362       110,362       58,873     1,293,996       293,996       230,799      341,494(2)
  Research and development....      563,832       386,444      178,073     2,052,604     1,075,505       730,124      363,871
  Employee stock options(3)...       43,041        43,041        3,270       408,000       408,000        23,100      106,700
                                -----------   -----------   ----------   -----------   -----------   -----------   ----------
        Total operating
          expenses............    3,326,525     2,721,965    1,701,298    12,161,645     8,973,271     5,459,991    3,323,550
                                -----------   -----------   ----------   -----------   -----------   -----------   ----------
Income from operations........    1,036,886     1,278,474    1,239,624     4,081,564     4,932,276     2,710,078    1,550,913
Interest and other income.....      317,273       317,273       (5,810)      499,752       499,752        25,145       62,212
Interest expense..............      (13,465)           --      (34,262)     (134,186)     (110,768)     (212,669)    (355,468)
                                -----------   -----------   ----------   -----------   -----------   -----------   ----------
Income before income taxes....    1,340,694     1,595,747    1,199,552     4,447,130     5,321,260     2,522,554    1,257,657
Income tax expense
  (benefit)...................      432,000       572,356      479,821     1,789,000     2,114,630     1,115,892     (342,000)
                                -----------   -----------   ----------   -----------   -----------   -----------   ----------
Net income....................      908,694     1,023,391      719,731   $ 2,658,130   $ 3,206,630   $ 1,406,662   $1,599,657
                                -----------   -----------   ----------   ===========   ===========   ===========   ==========
Other Comprehensive Income
  Foreign Currency Translation
    Adjustments...............      (43,786)      (43,786)          --
                                -----------   -----------   ----------
  Other Comprehensive
    Income....................      (43,786)      (43,786)          --
                                -----------   -----------   ----------
Comprehensive Income..........  $   864,908   $   979,605   $  719,731
                                ===========   ===========   ==========
Net income per common share:
  Basic.......................  $      0.08   $      0.10   $     0.10   $      0.30   $      0.41   $      0.20   $     0.23(4)
  Assuming dilution...........  $      0.08   $      0.10   $     0.10   $      0.29   $      0.39   $      0.19   $     0.22
Weighted-average common shares
  outstanding:
  Basic.......................   10,861,522(5)   9,944,855   7,000,000     8,748,382(5)   7,831,715    7,000,000    7,000,000
  Assuming dilution...........   11,147,823(5)  10,231,156   7,333,290     9,105,715(5)   8,189,048    7,349,041    7,166,739

                                                                      MARCH 31,
                                                              -------------------------
                                                               PRO FORMA
                                                                 1998          1998
                                                              -----------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.............................................  $32,592,590   $38,077,590
Total assets................................................   42,121,558    43,072,558
Total shareholders' equity..................................   37,820,000    40,197,796


---------------

(1) Includes $531,186 from a change in the estimated life of product development costs. See Note 1 to the Company's Consolidated Financial Statements, "Product Design Costs."
(2) Includes a charge for unamortized patent costs of $192,570 due to the discontinuance of certain products sold in the medical field.
(3) Reflects compensation expense incurred upon the vesting of options having an exercise price less than the fair market value of the Common Stock on the date of grant. The weighted average exercise price of such vested options is $0.36 per share.
(4) Includes a benefit of $0.11 per share resulting from a reduction in the deferred tax asset valuation allowance.
(5) Includes Common Stock issued in connection with the acquisition of CATS.

                                  RISK FACTORS

     An investment in the shares offered hereby involves a high degree of risk, including the risks described below. Prospective investors should carefully consider the following risk factors together with the other information contained in this Prospectus before purchasing the shares offered hereby.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's quarterly operating results have varied in the past and may vary significantly in the future depending on many factors including, among others, the size, timing and recognition of revenue from significant orders; increases in operating expenses required for product development and new product marketing; the timing and market acceptance of new products and product enhancements; customer order deferrals in anticipation of new products and product enhancements; the Company's success in expanding its sales and marketing programs; and general economic conditions. Further, the Company's operating results have been, and are expected to continue to be, highly sensitive to the length of the Company's sales cycle, from initial contact through product shipment. Moreover, the Company has historically incurred higher expenses relating to marketing and production in the first and second quarters of each year. Based upon all of the foregoing factors, the Company believes that its quarterly revenue, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations may not be meaningful and that, in any event, such comparisons should not be relied upon as indications of future performance. See Note 11 to the Company's Consolidated Financial Statements.

EMERGING MARKET; DEPENDENCE ON A SINGLE PRODUCT LINE

     The products from which the Company derives substantially all of its revenues were introduced in 1993, and the Company's future performance will depend on market acceptance of these products. The measurement industry is currently dominated by manufacturers of hand-measurement tools and traditional, fixed-base coordinate measurement machines ("CMMs"). As a result, the Company's focus on a new measurement technology requires its customers to reevaluate their historical measurement procedures and methodologies. There can be no assurance that the Company's products will attain broad market acceptance. The inability of the Company's products to attain broad market acceptance would have a material adverse effect on the Company's results of operations and financial condition.

     The Company has developed and marketed two closely interdependent products (the FAROArm(R) and AnthroCam(R)) for use in the 3-D measurement field. Substantially all of the Company's revenues are currently derived from sales of these products, and the Company plans to continue its business strategy of focusing on the portable, software-driven, 3-D measurement market for the foreseeable future. Consequently, the Company's financial performance will depend on continued market acceptance of these products and, to a lesser extent, on the Company's introduction and market acceptance of related products. If the Company's products are not widely accepted in the 3-D measurement field, the Company will have reduced sales and will be required to make increased expenditures on research and development for new applications in other fields or new products. There can be no assurance that such efforts to develop new products or diversify the Company's products into other fields would be successful. Management believes that continued market acceptance of the Company's products will depend largely on the Company's ability to enhance and broaden its product line. Additionally, other factors adversely affecting sales of the Company's products, such as delays in development, significant hardware or software flaws, incompatibility with significant software or negative evaluation of the Company's products, could have a material adverse effect on the Company's results of operations and financial condition. See
"Business -- The FARO Strategy" and "Business -- FARO Products."

COMPETITION

     The broad market for measurement devices for manufacturing and industrial applications, which consists primarily of hand-measurement tools and CMMs, is highly competitive. Manufacturers of hand-measurement tools and CMMs include a significant number of well-established companies that are substantially larger and possess substantially greater financial, technical and marketing resources than the Company. The Company's products compete on the basis of portability, accuracy, application features, ease-of-use, quality, price and technical support. These entities or others may develop products or technologies that will directly compete with those of the Company. Furthermore, there can be no assurance that the Company will have sufficient resources to make additional investments in such products and technologies or that the Company's product development efforts will allow the Company to compete successfully as the industry evolves.

     Based on its sales, its research and development activities and its experience in the industry, the Company believes there is a worldwide trend toward CAD-based factory-floor metrology, which has resulted in the introduction of CAD-based inspection software for conventional CMMs by most of the large CMM manufacturers. Certain CMM manufacturers also are miniaturizing, and in some cases increasing the mobility of, their conventional CMMs. There can be no assurance that CMM manufacturers will not alter their products to provide functions which are competitive with those of the Company's products.

     The Company also competes with a number of smaller companies that market articulated arm measuring devices. There can be no assurance that such companies will not devote additional resources to the development and marketing of products that compete with those of the Company. See "Business -- Competition."

INTERNATIONAL OPERATIONS

     In 1995, 1996, 1997 and the three months ended March 31, 1998, international sales accounted for $2.1 million, $3.8 million, $8.2 million and $2.7 million, or 21.6%, 26.1%, 35.0% and 40.4%, respectively, of the Company's total sales. The Company anticipates that international sales will account for an increasing portion of the Company's total sales. The Company's international business is subject to special risks, including fluctuating exchange rates, uncertainties in patent enforcement or the protection of other proprietary rights, changes in import and export controls and changes in tax policies, trade policies, tariffs, product safety and other regulatory requirements, in addition to currency controls and political and economic risks. A portion of the Company's sales is in foreign currencies, and changes in the value of these foreign currencies relative to the United States dollar could affect the Company's results of operations and financial position, and gains and losses on translation to United States dollars could contribute to fluctuations in the Company's results of operations. Although the Company has not historically engaged in any hedging transactions to limit risks of currency fluctuations, it intends to do so in the future. There can be no assurance that engaging in hedging transactions would materially reduce the effects of fluctuations in foreign currency exchange rates on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

UNCERTAINTY OF PATENTS; DEPENDENCE ON PATENTS, LICENSES AND PROPRIETARY RIGHTS

     The Company's success will depend in large part on the Company's ability to obtain patent protection with respect to its products and processes, defend patents once obtained, maintain trade secrets and operate without infringing upon the patents and proprietary rights of others and obtain appropriate licenses to patents or proprietary rights held by third parties, both in the United States and in foreign countries.

     There can be no assurance that the Company will develop or obtain the rights to products or processes that are patentable, that patents will issue from any of the pending applications or that claims allowed will be sufficient to protect the technology developed by or licensed to the Company. In addition, no assurance can be given that any patents issued to or licensed by the Company will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company.

     The Company may be required to obtain licenses with respect to certain technology for which it does not have patents or to develop or obtain alternative technology. There can be no assurance that the Company will be able to obtain any such license on acceptable terms or at all. If such licenses are not obtained, the Company could be delayed in or prevented from pursuing the development or commercialization of its products, which would have a material adverse effect on the Company.

     Litigation may also be necessary to enforce any patents to which the Company has rights or to determine the scope, validity and enforceability of other parties' proprietary rights, which may affect the Company's products or processes. An adverse outcome in any patent litigation or interference proceeding could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company.

     The Company also relies on unpatented trade secrets and know-how to maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with employees, consultants and others. There can be no assurance that these agreements will not be breached or terminated, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. The Company relies on certain technologies to which it does not have exclusive rights or which may not be patentable or proprietary and thus may be available to competitors.

     The Company has 17 patent applications and patents in the United States, 12 of which are also held or pending in foreign countries. The Company also has 16 registered trademarks in the United States and 12 trademark applications pending in the United States and the European Union. The laws of some foreign countries may not protect the Company's proprietary rights to the same extent as do the laws of the United States.

     The Company is aware of certain risks involving certain patent rights of the Company. Kosaka Laboratory, Ltd. ("Kosaka") (i) claims that the Company by virtue of its "Leap Frog" technology used in the FAROArm(R) is infringing U.S. Pat. No. 4,430,796 issued to Kosaka and (ii) seeks a relatively large licensing fee. The Company believes it has identified prior art which it believes supports the Company's use of the technology and has filed a declaratory judgment action seeking to declare that the Company is not infringing Kosaka's patent and that Kosaka's patent is invalid. See "Business -- Legal Proceedings."

     The Company is aware that three companies have been or are infringing the claims on the Company's U.S. Pat. Nos. 5,251,127 and 5,305,203, which are directed to the medical field, an area in which the Company is no longer active. The Company has granted nonexclusive license agreements to two companies which provide for minimum annual royalty payments, one of which obligates the Company to enforce the patents against infringers if the sales of products amount to more than $5,000,000. The Company is currently in negotiations with two other companies which it believes are infringing the '127 and '203 patents. If a license agreement with either party is not executed the Company would be obligated to enforce the patents or compromise the existing license agreements.

     A German competitor previously sold a CMM similar to the FAROArm(R) that is covered by a German form of limited patent protection and is also covered by one or more claims of a pending German utility patent application which covers the basic CMM technology of the Company. As a result, the German company redesigned its arm to avoid infringement. However, the Company's patent rights in Germany could be challenged in court and could be opposed following publication. Either event could narrow the scope of patent protection in Germany which would have a material adverse effect on the Company.

TECHNOLOGICAL CHANGE

     The market for the Company's products has only recently emerged and is characterized by rapid technological change. Any technology in the measurement industry, including the Company's technology, may be rendered obsolete or non-competitive by future discoveries and developments. As a result, the Company's growth and future financial performance depends upon its ability to introduce new products and enhance existing products that accommodate the latest technological advances and customer requirements. There can be no assurance that any such products will be successfully introduced or will achieve market acceptance. In addition, the Company believes that a substantial amount of capital will be required for future research and development. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introductions, could have a material adverse effect on its results of operations and financial condition. There can be no assurance that technological developments will not render actual and proposed products or technologies of the Company uneconomical or obsolete.

RISKS REGARDING ACQUISITIONS

     The Company has recently completed a major acquisition and may pursue other acquisitions. There can be no assurance that the Company will be able to successfully integrate the operations and management of its recent acquisition. Similarly, there can be no assurance that the Company will be able to consummate or, if consummated, successfully integrate the operations and management of future acquisitions. Acquisitions involve significant risks which could have a material adverse effect on the Company, including: (i) the diversion of management's attention to the assimilation of the businesses to be acquired;
(ii) the risk that the acquired businesses will fail to maintain the quality of products that the Company has historically provided; (iii) the need to implement financial and other systems and add management resources; (iv) the risk that key employees of the acquired business will leave after the acquisition; (v) potential liabilities of the acquired business; (vi) unforeseen difficulties in the acquired operations; (vii) adverse short-term effects on the Company's operating results; (viii) lack of success in assimilating or integrating the operations of acquired businesses with those of the Company; (ix) the dilutive effect of the issuance of additional equity securities; (x) the incurrence of additional debt; and (xi) the amortization of goodwill and other intangible assets involved in acquisitions that are accounted for using the purchase method of accounting. See "Business -- Recent Acquisition."

DEPENDENCE ON KEY PERSONNEL

     The development of new products, enhancements to existing products, and the success of the Company are largely dependent upon the efforts, direction and guidance of Simon Raab and Gregory A. Fraser, the Company's founders. The Company's continued growth and success also depends in part on its ability to attract and retain qualified managers and on the ability of its executive officers and key employees to manage its operations successfully. The loss of any of the Company's senior management or key personnel, particularly Messrs. Raab or Fraser, or its inability to attract and retain key management personnel in the future, could have a material adverse effect on the Company's results of operations and financial condition. The Company currently carries key man life insurance policies on Messrs. Raab and Fraser in the amount of $3.0 million each. See "Management."

MANAGEMENT OF GROWTH

     The Company has grown rapidly in recent years, with sales increasing from $9.9 million in 1995 to $23.5 million in 1997, and this growth has from time to time placed burdens on the Company's managerial resources and systems. As part of its business strategy, the Company intends to continue pursuing rapid growth, which is likely to place substantial demands on the Company's financial, managerial, operational and other resources. Effective management of growth will require the addition and training of personnel throughout the Company, expanded customer services and support, expanded operational, financial and management information systems and the implementation of additional control procedures, including those related to the Company's international operations. There can be no assurance that the Company will be able to maintain its recent rate of revenue growth, continue its profitable operations or manage future growth successfully. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

DEPENDENCE ON KEY SUPPLIERS

     The Company purchases the major component parts for the FAROArm(R) from third parties and conducts final assembly, customization and inspection of the FAROArm(R) at its manufacturing facility. Although there is more than one potential supplier of each of these components, the Company currently relies on single sources of supply for several components. Accordingly, the Company is vulnerable to the possible business interruption of its suppliers, and the Company could experience temporary delays or interruptions while alternative sources of supply are secured. Any such delays or interruptions could have a material adverse effect on the Company's results of operations and financial condition.

     In particular, the Company currently purchases the vast majority of the transducers used in certain models of the FAROArm(R) from a single supplier located in Europe. Although there are a number of alternative suppliers for this class of transducers, switching to these suppliers could result in temporary delays or interruptions. While the Company maintains supplies of such transducers for at least several months in its inventories, any reductions or interruptions in supply, or material increases in the price of these components, could cause the Company to suffer disruptions in the operation of its business or to incur higher costs, which could have a material adverse effect on the Company's results of operations and financial condition.

CYCLICALITY OF END USER MARKETS

     A significant portion of the Company's sales are to manufacturers in the automotive, aerospace and heavy equipment industries. Each of these industries experiences cyclicality and may be adversely affected during recessionary periods. The cyclical nature of these industries may exert significant influence on the Company's revenues and results of operations. The volume of orders for and prices of the Company's products are likely to be adversely impacted by decreases in capital spending by a significant portion of its end users during recessionary periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

DEPENDENCE ON KEY CUSTOMERS

     Sales to the Company's ten largest customers represented an aggregate of 28.1% and 15.0% of the Company's sales in 1996 and 1997, respectively. Sales to Boeing represented 10.0% of the Company's sales in 1996. No customer represented 10.0% or more of the Company's sales for the year ended December 31, 1997 or the three months ended March 31, 1998. The Company does not maintain long-term purchase agreements with any of its customers, all of which may unilaterally reduce or discontinue their purchases of the Company's products. The Company's loss of, or the failure to continue to make additional sales to, any of its key customers could have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Customers."

WARRANTY LIABILITY AND MAINTENANCE CONTRACTS

     The Company provides an initial one-year basic warranty, without additional charge, on all its products. Historically, warranty costs associated with providing the basic warranty have not been material. Additionally, the Company currently offers its customers one, two and three-year extended maintenance contracts for its products. The Company recognizes the revenue from these sales ratably over the contract term and recognizes the cost of claims as incurred. While the Company's deferred revenues have been sufficient to cover the expenses of such claims, there can be no assurance that such deferred revenues will be adequate in the future. The occurrence of a significant number of extended warranty claims could have a material adverse effect on the Company's results of operations and financial condition.

PRODUCT LIABILITY AND INSURANCE COVERAGE

     The Company licenses and supports certain specialty products based on its articulated arm technology that are used in medical applications. The sale of the Company's medical products entails a risk of product liability claims. Although no claims have been asserted to date, product liability or other claims might be asserted against the Company by persons who allege that the use of the Company's products resulted in injury or other adverse effects, and such claims could involve large amounts of alleged damages and significant defense costs. Although the Company currently maintains product liability insurance, the liability limits or scope of the Company's insurance policies could be inadequate to protect against potential claims. In addition, the Company's insurance policies are subject to annual renewal. Although the Company has been able to obtain product liability insurance in the past, the cost and availability of this insurance varies and such coverage could be difficult to obtain in the future. A successful claim against the Company in excess of its available insurance coverage could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Company's business reputation could be adversely affected by product liability claims, regardless of their merit or the eventual outcome of such claims.

CONTROL BY PRINCIPAL SHAREHOLDERS; ANTI-TAKEOVER CONSIDERATIONS

     Messrs. Simon Raab and Gregory A. Fraser, in the aggregate, beneficially own approximately 28% of the outstanding Common Stock. As a result, Messrs. Raab and Fraser retain significant voting power with respect to the election of the Company's directors and the outcome of other matters requiring shareholder approval. The voting power of Messrs. Raab and Fraser, together with the staggered Board of Directors and the anti-takeover effects of certain provisions contained in both the Florida Business Corporation Act and in the Company's Articles of Incorporation and Bylaws (including, without limitation, the ability of the Board of Directors of the Company to issue shares of Preferred Stock and to fix the rights and preferences thereof), may have the effect of delaying, deferring or preventing an unsolicited change in the control of the Company, which may adversely affect the market price of the Common Stock. See "Management," "Principal and Selling Shareholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, the Company has outstanding 11,359,828 shares of Common Stock. Of these shares, 6,060,342 shares, including the 343,750 shares of Common Stock sold in this offering, will be freely tradeable by persons other than affiliates of the Company without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 5,299,486 shares of Common Stock are "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available. All of such shares are beneficially owned by persons who are affiliates of the Company, and the sale of a substantial number of shares of Common Stock could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

POSSIBLE VOLATILITY OF STOCK PRICE

     The Company believes that various factors such as general economic conditions, changes or volatility in the financial markets and quarterly or annual variations in the Company's financial results could cause the market price of the Common Stock to fluctuate substantially.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. See "Principal and Selling Shareholders" and "Plan of Distribution."

                          PRICE RANGE OF COMMON STOCK


     The Company's Common Stock began trading on the Nasdaq National Market on September 18, 1997, under the symbol FARO. Before that date, there was no established public trading market for the Common Stock. The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock.



PERIOD                                                        HIGH   LOW
------                                                        ----   ---
1997
Third Quarter (from September 18, 1997).....................  $18 1/8  15 3/8
Fourth Quarter..............................................   18      9 3/8
1998
First Quarter...............................................   14 1/2  10
Second Quarter..............................................   12 1/2   9 1/4
Third Quarter (through August 6, 1998)......................   11 3/8   8 1/4



     The last reported sale price of the Common Stock on the Nasdaq National Market on August 6, 1998 was $9.375. As of August 6, 1998, there were approximately 52 holders of record of the Common Stock.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on the Common Stock. The Company currently anticipates that all of its earnings will be retained for development and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operation, capital requirements, limitations which may be included in loan and other agreements and such other factors as the Board of Directors deems relevant.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The historical selected data presented below are derived from the consolidated financial statements of the Company and its subsidiaries at December 31, 1995, 1996 and 1997 and for the years then ended, which are included elsewhere in this Prospectus and have been audited by Deloitte & Touche LLP, independent public accountants. The selected consolidated financial data at December 31, 1993 and 1994 and for the years then ended have been derived from audited consolidated financial statements not included herein. The selected consolidated financial data for the three months ended March 31, 1997 and 1998 have been derived from the Company's unaudited consolidated financial statements. In the opinion of management, all unaudited consolidated financial statements used to derive the information presented have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for the periods presented. The information for the three months ended March 31, 1998 is not necessarily indicative of the operating results to be expected for any future period. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements and related notes and other financial information included elsewhere in this Prospectus.

     The unaudited pro forma data has been derived from the Consolidated Financial Statements of the Company and CATS as of and for the year ended December 31, 1997 appearing elsewhere herein. The pro forma operating data is presented as if the Company's acquisition of CATS had occurred on January 1, 1997. The pro forma balance sheet data is presented as if the acquisition had occurred on March 31, 1998. The pro forma information incorporates certain assumptions that are included in the notes to the Pro Forma Financial Statements included elsewhere in this Prospectus. The pro forma information does not purport to represent what the Company's financial position or results of operations would actually have been if the acquisition had, in fact, occurred on the dates indicated, or to project the Company's financial condition or results of operations at any future date or for any future period.

                                          THREE MONTHS
                                         ENDED MARCH 31,                      YEAR ENDED DECEMBER 31,
                              -------------------------------------   ----------------------------------------
                                 PRO                                      PRO
                                FORMA                                    FORMA
                                 1998         1998          1997         1997           1997          1996
                              ----------   -----------   ----------   -----------    -----------   -----------
STATEMENT OF OPERATIONS
 DATA:
Sales.......................  $7,214,951   $ 6,682,201   $4,889,471   $26,859,833    $23,516,385   $14,656,337
Cost of sales...............   2,851,540     2,681,762    1,948,549    10,616,624      9,610,838     6,486,268
                              ----------   -----------   ----------   -----------    -----------   -----------
Gross profit................   4,363,411     4,000,439    2,940,922    16,243,209     13,905,547     8,170,069
Operating expenses:
 Selling....................   1,978,708     1,583,536    1,158,559     6,887,388      5,676,113     3,731,762
 General and
   administrative...........     598,582       598,582      302,523     1,519,657      1,519,657       744,206
 Depreciation and
   amortization.............     142,362       110,362       58,873     1,293,996        293,996       230,799
 Research and development...     563,832       386,444      178,073     2,052,604      1,075,505       730,124
 Employee stock
   options(4)...............      43,041        43,041        3,270       408,000        408,000        23,100
                              ----------   -----------   ----------   -----------    -----------   -----------
       Total operating
        expenses............   3,326,525     2,721,965    1,701,298    12,161,645      8,973,271     5,459,991
                              ----------   -----------   ----------   -----------    -----------   -----------
Income (loss) from
 operations.................   1,036,886     1,278,474    1,239,624     4,081,564      4,932,276     2,710,078
Interest and other income...     317,273       317,273       (5,810)      499,752        499,752        25,145
Interest expense............     (13,465)           --      (34,262)     (134,186)      (110,768)     (212,669)
                              ----------   -----------   ----------   -----------    -----------   -----------
Income (loss) before income
 taxes......................   1,340,694     1,595,747    1,199,552     4,447,130      5,321,260     2,522,554
Income tax expense
 (benefit)..................     432,000       572,356      479,821     1,789,000      2,114,630     1,115,892
                              ----------   -----------   ----------   -----------    -----------   -----------
       Net income (loss)....  $  908,694   $ 1,023,391   $  719,731   $ 2,658,130    $ 3,206,630   $ 1,406,662
                                                                      ===========    ===========   ===========
Other Comprehensive Income
 Foreign Currency
   Translation
 Adjustments................     (43,786)      (43,786)          --
                              ----------   -----------   ----------
 Other Comprehensive
   Income...................     (43,786)      (43,786)          --
                              ----------   -----------   ----------
Comprehensive Income........  $  864,908   $   979,605   $  719,731
                              ==========   ===========   ==========


                                    YEAR ENDED DECEMBER 31,
                              ------------------------------------

                                 1995         1994         1993
                              ----------   ----------   ----------
STATEMENT OF OPERATIONS
 DATA:
Sales.......................  $9,862,242   $4,508,837   $5,106,270
Cost of sales...............   4,987,779(1)  2,222,085   2,266,296
                              ----------   ----------   ----------
Gross profit................   4,874,463    2,286,752    2,839,974
Operating expenses:
 Selling....................   2,008,301    1,569,014    1,971,177
 General and
   administrative...........     503,184      521,040(2)    424,026
 Depreciation and
   amortization.............     341,494(3)    270,615     211,682
 Research and development...     363,871      173,400      276,489
 Employee stock
   options(4)...............     106,700           --           --
                              ----------   ----------   ----------
       Total operating
        expenses............   3,323,550    2,534,069    2,883,374
                              ----------   ----------   ----------
Income (loss) from
 operations.................   1,550,913     (247,317)     (43,400)
Interest and other income...      62,212       11,706       12,648
Interest expense............    (355,468)    (192,543)    (110,504)
                              ----------   ----------   ----------
Income (loss) before income
 taxes......................   1,257,657     (428,154)    (141,256)
Income tax expense
 (benefit)..................    (342,000)          --           --
                              ----------   ----------   ----------
       Net income (loss)....  $1,599,657   $ (428,154)  $ (141,256)
                              ==========   ==========   ==========
Other Comprehensive Income
 Foreign Currency
   Translation
 Adjustments................
 Other Comprehensive
   Income...................
Comprehensive Income........

                                          THREE MONTHS
                                         ENDED MARCH 31,                      YEAR ENDED DECEMBER 31,
                              -------------------------------------   ----------------------------------------
                                 PRO                                      PRO
                                FORMA                                    FORMA
                                 1998         1998          1997         1997           1997          1996
                              ----------   -----------   ----------   -----------    -----------   -----------
Net income (loss) per common
 share:
 Basic......................  $     0.08   $      0.10   $     0.10   $      0.30    $      0.41   $      0.20
 Assuming dilution..........  $     0.08   $      0.10   $     0.10   $      0.29    $      0.39   $      0.19
Weighted-average common
 shares outstanding:
 Basic......................  10,861,522(6)   9,944,855   7,000,000     8,748,382(6)   7,831,715     7,000,000
 Assuming dilution..........  11,147,823(6)  10,231,156   7,333,290     9,105,715(6)   8,189,048     7,349,041


                                    YEAR ENDED DECEMBER 31,
                              ------------------------------------

                                 1995         1994         1993
                              ----------   ----------   ----------
Net income (loss) per common
 share:
 Basic......................  $   0.23(5)  $    (0.06)  $     0.02
 Assuming dilution..........  $     0.22   $    (0.06)  $    (0.02)
Weighted-average common
 shares outstanding:
 Basic......................   7,000,000    7,000,000    7,000,000
 Assuming dilution..........   7,166,739    7,149,690    7,149,690


                                            MARCH 31,
                                    -------------------------
                                        PRO                                         YEAR ENDED DECEMBER 31,
                                       FORMA                    ---------------------------------------------------------------
                                       1998          1998          1997          1996         1995         1994         1993
                                    -----------   -----------   -----------   ----------   ----------   ----------   ----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital...................  $32,592,590   $38,077,590   $37,277,545   $3,832,424   $1,321,517   $ (718,564)  $ (109,760)
Total assets......................   42,121,558    43,072,558    41,192,333    7,815,668    5,479,698    4,229,551    3,877,445
Total debt........................            0             0             0    1,501,267    2,200,000    2,925,000    2,100,000
Total shareholders' equity........   37,820,000    40,197,796    38,939,411    3,773,699    2,343,937      637,580    1,158,034


---------------

(1) Includes $531,186 from a change in the estimated life of product development costs. See Note 1 to the Company's Consolidated Financial Statements, "Product Design Costs."
(2) Includes $146,541 for costs incurred in a terminated private stock offering.
(3) Includes a charge for unamortized patent costs of $192,570 due to the discontinuance of certain products sold in the medical field.
(4) Reflects compensation expense incurred upon the vesting of options having an exercise price less than the fair market value of the Common Stock on the date of grant. The weighted average exercise price of such vested options is $0.36 per share.
(5) Includes a benefit of $0.11 per share resulting from a reduction in the deferred tax asset valuation allowance.
(6) Includes Common Stock issued in connection with the acquisition of CATS.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following information should be read in conjunction with the Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

OVERVIEW

     The Company designs, develops, markets and supports portable, software-driven, 3-D measurement systems that are used in a broad range of manufacturing and industrial applications. The Company's principal products are the FAROArm(R) articulated measuring device and its companion AnthroCam(R) software. Together, these products integrate measurement and quality inspection functions with CAD and CAM technology to improve productivity, enhance product quality and decrease rework and scrap in the manufacturing process. The Company's products have been purchased by more than 600 customers, ranging from small machine shops to such large manufacturing and industrial companies as General Motors, Chrysler, Ford Motor Co., Boeing, Lockheed Martin, General Electric, Westinghouse Electric, Caterpillar and Komatsu Dresser.

     From its inception in 1982 through 1992, the Company focused on providing computerized, 3-D measurement devices to the orthopedic and neurosurgical markets. During this period, the Company introduced a knee laxity measurement device, a diagnostic tool for measuring posture, scoliosis and back flexibility, and a surgical guidance device utilizing a six-axis articulated arm.

     In 1992, in an effort to capitalize on a demand for 3-D portable measurement tools for the factory floor, the Company made a strategic decision to target its core measurement technology to the manufacturing and industrial markets. In order to focus on manufacturing and industrial applications of its technology, the Company phased out the direct sale of its medical products and entered into licensing agreements with two major neurosurgical companies for its medical technology. Since that time, sales to the manufacturing and industrial markets have increased to 96.5% of sales in 1996 and 98.0% of sales in 1997. In 1995, the Company made a strategic decision to target international markets. The Company established sales offices in France and Germany in 1996 and Great Britain in 1997. International sales represented 21.6% of sales in 1995, 26.1% of sales in 1996 and 35.0% of sales in 1997.

     The Company derives revenues primarily from the sale of the FAROArm(R), its six-axis articulated measuring device, and AnthroCam(R), its companion 3-D measurement software. The majority of the Company's revenues are derived from the sale of its bundled hardware and software measurement systems. Revenue related to these products is recognized upon shipment.

     Revenue growth has resulted primarily from increased unit sales due to an expanded sales effort that included the addition of sales personnel at existing offices, the opening of new sales offices, expanded promotional efforts and the addition of new product features. Additionally, during this period, the Company lowered its prices on its bundled products to stimulate volume. The Company expects to continue its revenue growth through further penetration of its installed customer base, expansion of its domestic and international sales force and expansion of its product line and service offerings.

     In addition to providing a one-year basic warranty without additional charge, the Company offers its customers one, two and three-year extended maintenance contracts, which include on-line help services, software upgrades and hardware warranties. In addition, the Company sells training and technology consulting services relating to its products. The Company recognizes the revenue from extended maintenance contracts proportionately as costs are projected to be incurred.

     Cost of sales consists primarily of material, production overhead and labor. Selling expenses consist primarily of salaries and commissions to sales and marketing personnel, and promotion, advertising, travel and telecommunications. General and administrative expenses consist primarily of salaries for administrative personnel, rent, utilities and professional and legal expenses. Research and development expenses represent salaries, equipment and third-party services.

     Accounting for wholly-owned foreign subsidiaries is maintained in the currency of the respective foreign jurisdiction and, therefore, fluctuations in exchange rates may have an impact on intercompany accounts reflected in the Company's Consolidated Financial Statements. Although the Company has not historically engaged in any hedging transactions to limit risks of currency fluctuations, it intends to do so in the future.

RESULTS OF OPERATIONS

     The following table sets forth for the periods presented, the percentage of sales represented by certain items in the Company's Consolidated Statements of
Income:

                                                  THREE MONTHS
                                                 ENDED MARCH 31,   YEAR ENDED DECEMBER 31,
                                                 ---------------   ------------------------
                                                  1998     1997     1997     1996     1995
                                                 ------   ------   ------   ------   ------
Sales..........................................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales..................................   40.1     39.9     40.9     44.3     50.6
                                                 -----    -----    -----    -----    -----
Gross profit...................................   59.9     60.1     59.1     55.7     49.4
Operating expenses:
Selling........................................   23.7     23.7     24.1     25.5     20.4
General and administrative.....................    9.0      6.2      6.5      5.1      5.1
Depreciation and amortization..................    1.6      1.2      1.3      1.6      3.5
Research and development.......................    5.8      3.6      4.6      5.0      3.7
Employee stock options.........................    0.6      0.1      1.7      0.2      1.1
                                                 -----    -----    -----    -----    -----
          Total operating expenses.............   40.7     34.8     38.2     37.4     33.8
                                                 -----    -----    -----    -----    -----
Income from operations.........................   19.2     25.4     20.9     18.3     15.6
Other income...................................    4.7     (0.1)     2.1      0.2      0.6
Interest expense...............................     --     (0.7)    (0.5)    (1.5)    (3.6)
                                                 -----    -----    -----    -----    -----
Income before income taxes.....................   23.9     24.5     22.5     17.0     12.6
Income tax expense (benefit)...................    8.6      9.8      9.0      7.6     (3.5)
                                                 -----    -----    -----    -----    -----
Net income.....................................   15.3%    14.7%    13.5%     9.4%    16.1%
                                                 =====    =====    =====    =====    =====

  Three Months ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Sales. Sales increased $1.8 million, or 36.7% from $4.9 million for the three months ended March 31, 1997 to $6.7 million for three months ended March 31, 1998. The increase was primarily due to increased unit sales resulting from additional sales personnel and expanded promotional efforts, especially in the international markets. International sales increased $1.4 million or 119% from $1.2 million for the three months ended March 31, 1997, to $2.7 million for the three months ended March 31, 1998.

     Gross Profit. Gross profit increased $1.1 million, or 36.0% from $2.9 million for the three months ended March 31, 1997 to $4.0 million for the three months ended March 31, 1998. Gross margin was virtually unchanged at 60.1% for the three months ended March 31, 1997 compared to 59.9% for the three months ended March 31, 1998. Gross profit increased as a result of increased sales at the same approximate average sale price for both periods.

     Selling expenses. Selling expenses increased $425,000, or 36.7%, from $1.2 million for the three months ended March 31, 1997 to $1.6 million for the three months ended March 31, 1998. This increase was a result of the Company's expansion of sales and marketing staff in the United States and Europe. Selling expenses as a percentage of sales was unchanged at 23.7% for the three months ended March 31, 1997 and the three months ended March 31, 1998.

     General and administrative expenses. General and administrative expenses increased $296,000, or 97.8%, from $303,000 for the three months ended March 31, 1997 to $599,000 for the three months ended March 31, 1998. This increase was due in part to an increase in the number of administration and accounting employees to 20 in the first quarter of 1998 from nine in the first quarter of 1997, resulting in an increase of

$148,000 in salaries. Also, professional and legal expenses increased $83,000 in the first quarter of 1998 compared to the same period in 1997, in part as a result of costs related to SEC reporting and investor relations. General and administrative expenses as a percentage of sales increased from 6.2% for the three months ended March 31, 1997 to 9.0% for the three months ended March 31, 1998.

     Research and development expenses. Research and development expenses increased $208,000, or 117.0%, from $178,000 for the three months ended March 31, 1997 to $386,000 for the three months ended March 31, 1998. This increase was a result of the Company's continued activities associated with the development of technologies related to new products. Current R&D expenses for materials increased $41,000 in the first quarter of 1998 compared to the same period in 1997.

     Interest Income. Interest Income increased $320,000, or 100.0%, to $320,000 for the first three months of 1998, compared to zero in the first 3 months of 1997. This increase was attributable to interest on the $31.7 million proceeds from the Company's initial public offering in 1997.

     Interest expense. Interest expense decreased $34,000, or 100.0%, from $34,000 for the three months ended March 31, 1997 to zero for the three months ended March 31, 1998. This reduction was attributable to the elimination of the Company's debt in September 1997 from use of proceeds from the Company's initial public offering.

     Income Tax Expense. Income tax expense increased $92,000 or 19.3% from $480,000 for the three months ended March 31, 1997 to $572,000 for the three months ended March 31, 1998. The provision for income taxes as a percentage of income before income taxes was 40.0% for the three months ended March 31, 1997 and 35.9% for the three months ended March 31, 1998. The decrease in the tax provision percentage was attributable to tax savings of approximately $30,000 on $82,000 in the non-taxable interest income, and an increase of $33,000 in tax savings derived from the Company's Foreign Sales Corporation income exemption.

     Net Income. Net income increased $303,000, or 42.2% from $720,000 for the three months ended March 31, 1997 to $1,023,000 for the three months ended March 31, 1998.

  1997 Compared to 1996

     Sales. Sales increased $8.9 million, or 60.5%, from $14.6 million in 1996 to $23.5 million in 1997. The increase was primarily the result of increased unit sales due to an expanded sales effort that included the addition of sales personnel at existing offices, and the opening of sales offices. International sales increased to 35.0% of total sales in 1997, from 26.1% in 1996, in part because of increased sales in the European countries in which the Company has sales offices, and increased sales to several international distributors.

     Gross profit. Gross profit increased $5.7 million, or 70.2%, from $8.2 million in 1996 to $13.9 million in 1997. Gross margin increased from 55.7% in 1996 to 59.1% in 1997. This margin increase was attributable to a reduction in product costs as a result of technological improvements, purchasing economies and production efficiencies.

     Selling expenses. Selling expenses increased $1.9 million, or 52.1%, from $3.7 million in 1996 to $5.7 million in 1997. This increase was a result of the Company's expansion of sales and marketing staff in the United States and Europe, and expanded promotional efforts. Specifically, hiring, training, and salary expenses increased $965,000, sales commissions and bonuses increased $378,000, and promotional expenses increased $333,000. Selling expenses as a percentage of sales decreased from 25.5% in 1996 to 24.1% in 1997.

     General and administrative expenses. General and administrative expenses increased $775,000, or 104.2%, from $774,000 in 1996 to $1.5 million in 1997.
This increase resulted primarily from the hiring of additional administrative personnel, and increases in professional and legal expenses, in part as a result of the Company's periodic reporting requirements with the Securities and Exchange Commission resulting from the Company's initial public offering in September 1997. General and administrative expenses as a percentage of sales increased from 5.1% in 1996 to 6.5% in 1997.

     Research and development expenses. Research and development expenses increased $345,000, or 47.3%, from $730,000 in 1996 to $1.1 million in 1997.
This increase was primarily a result of a $246,000 increase in hiring, training, and salary cost related to new personnel. Research and development expenses as a percentage of sales decreased from 5.0% in 1996 to 4.6% in 1997, as the growth in these expenses did not match the percentage growth in sales.

     Employee stock options expenses. Employee stock options expenses increased $385,000 from $23,000 in 1996 to $408,000 in 1997. This increase was primarily attributable to the grant of 52,733 options in May 1997, which was made at an exercise price below the fair market value of the Common Stock on the date of the grant.

     Other income. Other income increased $475,000 from $25,000 in 1996 to $500,000 in 1997. This increase was attributable to interest income on the $31.7 million proceeds from the Company's initial public offering in 1997.

     Interest expense. Interest expense decreased $102,000, or 47.9%, from $213,000 in 1996 to $111,000 in 1997. This reduction was attributable to the refinancing of the Company's indebtedness at a lower interest rate, and also the utilization of the proceeds from the Company's initial public offering to repay all indebtedness.

     Income tax expense. Income tax expense increased $999,000, or 89.5%, from $1.1 million in 1996 to $2.1 million in 1997. The provision for income taxes as a percentage of income before income taxes was 44.2% in the twelve months of 1996 and 39.7% in the twelve months of 1997. The lower effective tax rate in 1997 was because of a higher research and development tax credit and the creation of a foreign sales corporation.

     Net income. Net income increased $1.8 million, or 128.0%, from $1.4 million in 1996 to $3.2 million in 1997. This increase was a result of increased sales, higher gross margin, $442,000 in interest income in 1997 versus no interest income in 1996, and a lower tax rate.

  1996 Compared to 1995

     Sales. Sales increased $4.8 million, or 48.6%, from $9.9 million in 1995 to $14.7 million in 1996. This increase was attributable to a shift in product mix to higher priced Silver Series models of the FAROArm(R) and increased unit sales resulting from completion of the Company's shift in focus from the medical market to the manufacturing and industrial markets.

     Gross profit. Gross profit increased $3.3 million, or 67.6%, from $4.9 million in 1995 to $8.2 million in 1996. Gross margin increased from 49.4% in 1995 to 55.7% in 1996. This increase was due to a reduction in product costs as a result of technological improvements and to an increase in sales of higher margin Silver Series models of the FAROArm(R). In addition, gross profit for 1995 was adversely affected by a $531,000 charge to cost of sales relating to a change in the estimated life of product design costs.

     Selling expenses. Selling expenses increased $1.7 million, or 85.8%, from $2.0 million in 1995 to $3.7 million in 1996 primarily as a result of the Company's expansion of sales and marketing staff ($784,000), the opening of additional sales offices in the United States and Europe in the second half of 1996 ($354,000) and increased promotional and related selling expenses ($409,000). Selling expenses as a percentage of sales increased from 20.4% in 1995 to 25.5% in 1996.

     General and administrative expenses. General and administrative expenses increased $241,000, or 47.9%, from $503,000 in 1995 to $744,000 in 1996. This increase was primarily a result of additional accounting personnel ($105,000) and increased cost of supplies and other expenses, including occupancy costs ($109,000). General and administrative expenses as a percentage of sales remained unchanged at 5.1% in 1996 compared to 1995.

     Research and development expenses. Research and development expenses increased $366,000, or 100.7%, from $364,000 in 1995 to $730,000 in 1996. This increase was a result of the hiring of additional personnel to design and develop improved hardware, software and product functionality ($228,000) and increased research and development materials and other expenses ($138,000). Research and development expenses as a percentage of sales increased from 3.7% in 1995 to 5.0% in 1996.

     Employee stock options expenses. Employee stock options expenses decreased $84,000, or 78.4%, from $107,000 in 1995 to $23,000 in 1996. The Company did not
grant options in 1996, and compensation expense relating to options granted in 1995 was significantly lower in 1996 than in 1995.

     Interest expense. Interest expense decreased $143,000, or 40.2%, from $355,000 in 1995 to $213,000 in 1996 due to a reduction in the amount of the Company's indebtedness.

     Income tax expense. Income tax expense increased $1.5 million from a benefit of $342,000 in 1995 to an expense of $1.1 million in 1996. The provision for income taxes as a percentage of income before income tax was 44.2% in 1996. In 1995, the Company had an income tax benefit as a result of the reversal of a deferred tax valuation allowance.

     Net income. Net income decreased $193,000, or 12.1%, from $1.6 million in 1995 to $1.4 million in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     In September 1997, the Company completed an initial public offering of Common Stock which provided net proceeds of 31.7 million.

     For the three months ended March 31, 1998, net cash provided by the operating activities was $190,000 compared to net cash used by operating activities of $227,000 for the same period of 1997. Net cash used in this period decreased as a result of increases in net income ($303,000) and accounts payable and accrued liabilities ($1,321,000), offset by an increase in accounts receivable ($879,000) and decreases in income taxes payable ($56,000) and deferred revenues ($295,000). For the year ended December 31, 1997, net cash used by operating activities was $832,000 compared to net cash provided by operating activities of $1.5 million for 1996. Net cash decreased due to an increase in accounts receivable and a decrease in accounts payable.

     Net cash used in investing activities was $563,000 for the three months ended March 31, 1998 compared to $104,000 for the three months ended March 31, 1997. Net cash used in investing activities increased for the first three months of 1998 due to a $307,000 increase in purchases of property and equipment, and a $152,000 increase in product design costs. Net cash used in investing activities was $792,000 for the year ended December 31, 1997 compared to $550,000 for 1996. Net cash used in investing activities increased in 1997 due to a $108,000 increase in product design costs, a $70,000 increase in patent costs, and a $64,000 increase in purchases of property and equipment.

     Net cash provided by financing activities for the three months ended March 31, 1998 was $18,807 compared to $197,000 for the three months ended March 31, 1997. The decrease in net cash provided by financing activities was due primarily to the limitation of loans payable. Net cash provided by financing activities for the year ended December 31,1997 was $30.2 million compared to net cash used in financing activities of $715,000 for 1996. Net cash provided by financing activities increased due to the proceeds from the Company's initial public offering in September 1997. The Company invests excess cash balances in short-term investment grade securities, such as money market investments, obligations of the U.S. government and its agencies, and obligations of state and local government agencies.

     The Company has a loan agreement (the "Agreement") in the form of a term note and a line of credit. The Agreement combines the equivalent of three successive one-year term loans, each equal to that portion of the loan that will be fully amortized in the ensuing year, with a line of credit equal to that portion of the loan that will not be fully amortized in the ensuing year. The Company had available borrowings under the Agreement totaling approximately $2 million as of March 31, 1998. Interest accrues at the 30-day commercial paper rate plus 2.7% and is paid monthly. Borrowings under the Agreement are collateralized by the Company's accounts and notes receivable, inventory, property and equipment, intangible assets, and deposits. The Agreement contains restrictive covenants, including the maintenance of certain amounts of working capital and tangible net worth and limits on loans to related parties, and prohibits the Company from declaring dividends. There were no outstanding borrowings under the Agreement at December 31, 1997 and March 31, 1998.

     In April 1997, the Company obtained a one-year secured $1.0 million line of credit which bears interest at the 30-day commercial paper rate plus 2.65% per annum (8.65% at December 31, 1997). There were no outstanding borrowings under this line of credit at December 31, 1997 and March 31, 1998.

     The Company's principal commitments at March 31, 1998 were leases on its headquarters and regional offices, and there were no material commitments for capital expenditures at that date. The Company believes that its cash, investments, cash flows from operations and funds available from its credit facilities will be sufficient to satisfy its working capital and capital expenditure needs at least through 1998.

     The proposed expansion of the Company's sales force is anticipated to increase the Company's selling, general and administrative expenses over the next 12 months. The Company believes that it will have adequate capital to cover these expenses at least through 1998.

FOREIGN EXCHANGE EXPOSURE

     Sales outside the United States represent a significant portion of the Company's total revenues. Currently, the majority of the Company's revenues and expenses are invoiced and paid in U.S. dollars. In the future, the Company expects a greater portion of its revenues to be denominated in foreign currencies. Fluctuations in exchange rates between the U.S. dollar and such foreign currencies may have a material adverse effect on the Company's business, results of operations and financial condition, particularly its operating margins, and could also result in exchange losses. The impact of future exchange rate fluctuations on the results of the Company's operations cannot be accurately predicted. Historically, the Company has not managed the risks associated with fluctuations in exchange rates but intends to undertake transactions to manage such risks in the future. To the extent that the percentage of the Company's non-U.S. dollar revenues derived from international sales increases in the future, the risks associated with fluctuations in foreign exchange rates will increase. The Company may use forward foreign exchange contracts with foreign currency options to hedge these risks.

INFLATION

     The Company believes that inflation has not had a material impact on its results of operations in recent years and does not expect inflation to have a material impact on its operations in 1998.

YEAR 2000

     The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a two-digit year is commonly referred to as the Year 2000 Compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

     The Company is in the process of identifying all significant applications that will require modification to ensure Year 2000 Compliance. Internal and external resources are being used to make the required modifications and test Year 2000 Compliance. The modification process of all significant applications is substantially complete. The Company plans on completing the testing process of all significant applications by December 31, 1998.

     In addition, the Company is in the process of initiating formal communications with others with whom it does significant business to determine their Year 2000 Compliance readiness and the extent to which the Company is vulnerable to any third party Year 2000 issues. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

     The total cost to the Company of these Year 2000 Compliance activities has not been and is not anticipated to be material to its financial position or results of operations in any given year. These costs and the date on which the Company plans to complete the Year 2000 modification and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ from those plans.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130). This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. Additionally, SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company adopted the provisions of SFAS No. 130 effective January 1, 1998.

     On June 30, 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management has not determined the effect of this statement on its financial statement disclosure.

CERTAIN FORWARD-LOOKING INFORMATION

     Certain matters discussed in this document are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from the Company's current expectations include: market acceptance of the Company's products, which consist of closely interdependent products; the amount and timing of and expenses associated with the development and marketing of new products; the Company's ability to protect and continue to develop its proprietary technology in the face of competition and technological change; risks associated with the Company's international operations; and general economic conditions.

                                    BUSINESS

GENERAL

     The Company designs, develops, markets and supports portable, software-driven, three-dimensional ("3-D") measurement systems that are used in a broad range of manufacturing and industrial applications. The Company's principal products are the FAROArm(R) articulated measuring arm and its companion AnthroCam(R) software. Together, these products integrate the measurement and quality inspection function with computer-aided design ("CAD") and computer-aided manufacturing ("CAM") technology to improve productivity, enhance product quality and decrease rework and scrap in the manufacturing process. The Company's products bring precision measurement, quality inspection, and specification conformance capabilities, integrated with leading CAD software, to the factory floor. The Company is a pioneer in the development and marketing of 3-D measurement technology in manufacturing and industrial applications and currently holds or has pending 17 patents in the United States, 12 of which also are held or pending in other jurisdictions. The Company's products have been purchased by more than 600 customers worldwide, ranging from small machine shops to such large manufacturing and industrial companies as General Motors, Chrysler, Ford, Boeing, Lockheed Martin, General Electric, Westinghouse Electric, Caterpillar and Komatsu Dresser.

INDUSTRY BACKGROUND

     The creation of physical products involves the processes of design, engineering, production and measurement and quality inspection. These basic processes have been profoundly affected by the computer hardware and software revolution that began in the 1980s. Computer-aided design ("CAD") software was developed to automate the design process, providing manufacturers with computerized 3-D design capability. Today, most manufacturers use some form of CAD software to create designs and engineering specifications for new products and to quantify and modify designs and specifications for existing products. The benefits of CAD are significant. The CAD process offers a three-dimensional, highly-efficient and inherently flexible alternative to traditional design methods. Many manufacturers have also recently adopted computer-aided manufacturing ("CAM") technology, in which CAD data directs machines in the manufacturing process. CAM has further improved the efficiency and quality of the production of manufactured goods.

     A significant aspect of the manufacturing process which traditionally has not benefitted from computer-aided technology is measurement and quality inspection. Historically, manufacturers have measured and inspected products using hand-measurement tools such as scales, calipers, micrometers and plumb lines for simple measuring tasks, test fixtures for certain large manufactured products and traditional coordinate measurement machines ("CMMs") for objects that require higher precision measurement. However, the broader utility of each of these measurement methods is limited. Although hand-measurement tools are often appropriate for simple measurements, their use for complex measurements is time-consuming and limited in adaptability. Test fixtures (customized fixed tools used to make comparative measurements of production parts to "master parts") are relatively expensive and must be reworked or discarded each time a dimensional change is made in the part being measured. In addition, these manual measuring devices do not permit the manufacturer to compare the dimensions of an object with its CAD model.

     Conventional CMMs are generally large, fixed-base machines that provide very high levels of precision but have only recently begun to provide a link to the CAD model of the object being measured. Fixed-base CMMs require that the object being measured be brought to the CMM and that the object fit within the CMM's measurement grid. In addition, conventional CMMs generally operate in metrology laboratories or environmentally-stable quality inspection departments of manufacturing facilities rather than on the factory floor.

     Isolation from the factory floor and the relatively small measurement grids of CMMs limit their utility to small, readily portable workpieces that require high levels of measurement precision. As manufactured subassemblies increase in size and become integrated into even larger assemblies, they become less transportable, thus diminishing the utility of a conventional CMM. Consequently, manufacturers must continue to use hand-measuring tools or expensive customized test fixtures to measure large or unconventionally shaped objects.

     An increasingly competitive global marketplace has created a demand for higher quality products with shorter life cycles. While manufacturers previously designed their products to be in production for longer periods of time, current manufacturing practices must accommodate more frequent product introductions and modifications, while satisfying more stringent quality and safety standards. In most cases, only a relatively small percentage of the components of a manufactured product requires highly precise measurements (less than one-thousandth of an inch). Conventional CMMs provide manufacturers with very precise measurement capabilities and cost up to $2 million per unit. However, they are not responsive to manufacturers' increasing need for cost-effective intermediate precision measurement capabilities. The Company believes that a greater percentage of components requires intermediate precision measurements (between one- and twenty-thousandths of an inch). In the absence of intermediate precision measuring systems, manufacturers often are unable to make appropriate measurements or part-to-CAD comparisons during the manufacturing process, resulting in decreased productivity, poor product quality and unacceptable levels of product rework and scrap. Manufacturers increasingly require more rapid design, greater control of the manufacturing process, tools to compare components to their CAD specifications and the ability to measure precisely components that cannot be measured or inspected by conventional CMMs. Moreover, they increasingly require measurement capabilities to be integrated into the manufacturing process and to be available on the factory floor.

FARO'S BUSINESS

     The Company designs, develops, markets and supports portable, software-driven, 3-D measurement systems that are used in a broad range of manufacturing and industrial applications. The Company's principal products are the FAROArm(R) articulated measuring device and its companion AnthroCam(R) software. Together, these products integrate the measurement and quality inspection function with CAD, CAM and computer-aided engineering ("CAE") technology to improve productivity, enhance product quality and decrease rework and scrap in the manufacturing process. The Company's products bring precision measurement, quality inspection and specification conformance capabilities, integrated with leading CAD software, to the factory floor. The Company is a pioneer in the development and marketing of 3-D measurement technology in manufacturing and industrial applications and currently holds or has pending 17 patents in the United States, 12 of which also are held or pending in other jurisdictions. The Company's products have been purchased by more than 600 customers worldwide, ranging from small machine shops to such large manufacturing and industrial companies as General Motors, Chrysler, Ford, Boeing, Lockheed Martin, General Electric, Westinghouse Electric, Caterpillar and Komatsu Dresser.

THE FARO STRATEGY

     The Company's objective is to strengthen its position as the leading provider of portable, software-driven, 3-D measurement systems. To achieve this objective, the Company has adopted the following principal strategies:

          Focus on the Portable 3-D Measurement Market. The Company believes it is a pioneer in the development and marketing of portable, software-driven, 3-D measurement systems. Based on current sales of all portable 3-D measurement systems to date, the Company believes that the market for these products is substantial, but is currently underserved. The Company expects its intensive efforts to document and publicize new applications to lead to a greater market awareness of the benefits of the Company's technology.

          Increase Sales Force and Distribution. The Company has implemented an integrated team sale process and has developed strategic relationships with third party distributors which the Company believes have increased sales effort efficiency. The Company intends to add additional personnel to its existing sales offices and to open additional sales offices and add distributors to provide geographic coverage in territories with strong manufacturing and industrial bases.

          Further Penetrate its Installed Customer Base. The Company has more than 600 customers that use its products in a broad range of manufacturing and industrial applications. Many of these customers are large manufacturers with multiple facilities. For many of its customers, the Company's products are used only at certain manufacturing facilities or by certain divisions. Accordingly, the Company will seek to leverage successful installations of its products to encourage adoption at additional customer sites.

          Increase International Sales. The Company believes that substantial international demand exists for portable, software-driven, 3-D measurement systems. Therefore, the Company plans to extend its significant commitment to international sales and support to take advantage of worldwide market opportunities. International sales represented 26.1% of the Company's sales for 1996 and 35.0% for 1997. The Company intends to increase international sales by expanding its current sales organization in Europe and entering new markets, such as the Pacific Rim and Latin America.

          Leverage its Technology. The Company has made a substantial investment in the development of its technology, employs a number of proprietary manufacturing processes and currently holds or has pending 17 patents in the United States, 12 of which are also held or pending in other jurisdictions. The Company believes that the foundation of its successes to date has been the technological superiority and affordability of its products. The Company intends to leverage its existing technology to lower the cost of producing, and enhance the functionality of, its products.

          Expand its Product Line and Service Offerings. The Company intends to introduce new products to meet the requirements of its customers. The Company also intends to capitalize on its experience in solving unique production problems to increase revenues through technical service offerings. In addition, the Company may seek to acquire complementary businesses or technologies to expand its product and service offerings.

RECENT ACQUISITION


     On May 15, 1998, the Company acquired all the outstanding equity interest in Cats computer aided technologies, Computeranwendungen in der Fertigungssteuerung, GmbH ("CATS"), a German limited liability company based in Karlsruhe, Germany, which is engaged in the business of developing and selling portable measurement and quality inspection systems driven by CAD-based measurement software, primarily to the German automotive industry. The total purchase price of $20 million (including earn-out) consisted of $5 million cash, 916,668 shares of Common Stock, plus the right to receive up to an additional 333,332 shares of Common Stock as contingent earn-out depending on post-closing sales by CATS. CATS' founders and former owners, Siegfried Buss and Wendelin Scharbach (who are the Selling Shareholders hereunder), have joined the Company as Assistant Director of Software Development of CATS and Vice President of Sales of CATS, respectively, and also will serve as Chief Technology Executive of the Company and President of CATS, respectively. The 343,740 shares of Common Stock offered hereby are being sold by Messrs. Buss and Scharbach to fund German taxes incurred by them upon their sale of CATS to the Company.


     CATS has over 120 customers, including Audi, BMW, General Motors, Porsche and Volkswagen. Founded in 1993, CATS had total revenues of $2.1 million and $3.3 million in 1996 and 1997, respectively. As of the date of this Prospectus, CATS had approximately 40 employees.

     The Company intends to market CATS' products to automotive manufacturers and to other existing or potential FARO customers outside Germany, including the aerospace industry. Additionally, the Company believes there is a large potential market for CATS' software products among users of conventional fixed-base CMMs, which can be retrofitted using CATS' CAD-based measurement software and ordinary PCs on the factory floor to link measurement and quality inspection functions on the factory floor with CMMs in the metrology laboratory.

FARO PRODUCTS

     The FAROArm(R). The FAROArm(R) is a portable, six-axis, instrumented, articulated device that approximates the range of motion and dexterity of the human arm. Each articulated arm is comprised of three major joints, each of which may consist of one, two or three axes of motion. The FAROArm(R) is available in a variety of sizes, configurations and precision levels that are suitable for a broad range of applications. To take a measurement, the operator simply touches the object to be measured with a probe at the end of the arm and presses a button. Data can be captured as either individual points or a series of points. Digital rotational transducers located at each of the joints of the arm measure the angles at those joints. This rotational measurement data is transmitted to an on-board controller that converts the arm angles to precise locations in 3-D space using "xyz" position coordinates and "ijk" orientation coordinates.

     The FAROArm(R) has been designed as an open architecture system. The communications parameters of the on-board processors have the ability to combine advanced sensing probes, integrate with conventional CMM software and communicate with different CAD software packages and a variety of computer operating systems. This open architecture is designed to provide for easy integration of the FAROArm(R) into the manufacturing environment. The customer's ability to use an installed base of computing hardware and software further reduces the cost of installation and training while initiating the transition to the Company's preferred group of CAD-based products. To encourage integration of the FAROArm(R) into the manufacturing environment, the Company provides a group of seamless interface drivers for leading CAD/CAM packages, including AutoCAD(R), CADKey(R) and SURFCAM(R). The Company also provides a full serial communication command protocol to the FAROArm(R) for customers who write their own interfaces.

     The Company offers several models of the FAROArm(R) under two product lines: the Silver Series and the Bronze Series.

          Silver Series. The Silver Series models are the Company's higher precision (P.003 to P.007 inches) measuring devices and are available in six, eight and twelve foot measurement diameters. These models are most frequently used for factory floor inspection and fit-checking applications. Depending on the size, configuration and precision level, the Silver Series models are priced between $50,000 and $70,000 when sold as a turnkey system including hardware and AnthroCam(R) software and between $30,000 and $60,000 without AnthroCam(R) software.

          Bronze Series. The Bronze Series models are the Company's medium precision (P.012 to P.016 inches) measuring devices and are available in six, eight and ten foot measurement diameters. These models are most frequently used for applications that do not require high-level precision, such as 3-D modeling, mold production and reverse-engineering applications. Depending on the size, configuration and precision level, the Bronze Series models are priced between $30,000 and $50,000 when bundled with AnthroCam(R) software and between $14,000 and $23,000 without AnthroCam(R) software.

     AnthroCam(R). AnthroCam(R) is the Company's proprietary measurement software. It is built on the AutoCAD/AutoSurf software development platform, which allows users to benefit from extensive hardware, software, interfacing and product support libraries and teaching products. AnthroCam(R) software is offered with the FAROArm(R) and is also offered as an unbundled product. When unbundled from the FAROArm(R), AnthroCam(R) sells for $15,000.

     AnthroCam(R) is the Company's software-based bridge to CAD and CAM; it allows users to compare measurements of manufactured components with complex CAD data. In conventional design applications, curved or ergonomic shapes are typically modeled physically and then converted into data for manufacturing. AnthroCam(R) provides an alternative to the time and expense of this physical modeling process with a digital solution. For older parts without data files, AnthroCam(R) enables pre-existing parts to be measured in order to adapt them to current manufacturing technologies.

     AnthroCam(R) has been designed as an open architecture system, allowing for efficient integration into the manufacturing environment. The Company provides a full serial communication command protocol to the AnthroCam(R) software for customers who write interfaces to their own software. The Company also provides comprehensive training and support for AnthroCam(R) and offers this product in a number of international versions.

     AnthroCam(R) is a Windows-based, 32-bit application written for the most recent PC-based technology. AnthroCam(R) has been entirely designed and programmed by the Company utilizing field input and industry wide beta site installations. AnthroCam(R) is written as an AutoCAD runtime extension (ARX) that is the AutoCAD(R) Application Programming Interface (API). The software is written in the C++ development language using Microsoft Foundation Class (MFC) standards. The software fully implements UNICODE standards for worldwide translation allowing the Company to create foreign language versions to enter international markets more effectively.

     Specialty Products. The Company licenses and supports certain specialty products based on its articulated arm technology that are used in medical and multimedia applications. License and support fees from these products do not represent a significant portion of the Company's revenues and the Company does not intend to actively market these products.

     Features of the Company's Products. The Company's products overcome many limitations of hand-measurement tools, test fixtures and conventional CMMs by incorporating the following features:

          Integration with CAD Technology. The Company's products provide a bridge between the virtual 3-D world of the CAD process and the physical 3-D world of the factory floor. The interface to CAD allows manufacturers to integrate design, production and measurement and quality inspection processes on a common software platform. The Company believes that this integration creates significant savings by reducing the need for test fixtures and improves productivity by reducing production set-up times. Finally, the Company's integration with CAD technology significantly enhances product quality by maximizing the opportunities to make precise measurements based on engineering specifications within the manufacturing process.

          Six-Axis Articulating Arm. The FAROArm(R) incorporates a six-axis instrumented, articulating device that approximates the range of motion and dexterity of the human arm. The flexibility of the FAROArm(R) enables the user to measure complex shapes and ergonomic structures and to reach behind, underneath and into previously inaccessible spaces, such as interior surfaces of aircraft or automobiles. The flexibility of the FAROArm(R) allows customers to measure more accurately and efficiently than previously possible.

          Portability and Adaptability. The FAROArm(R) is lightweight, portable and designed for operation in the often harsh environments typical of manufacturing facilities. The FAROArm(R) can be moved to multiple locations on the factory floor to measure large parts and assemblies that cannot be easily moved to a conventional CMM. This portability extends 3-D measurement to previously inaccessible areas of the factory floor and eliminates the travel time to and from quality inspection departments.

          Levels of Precision Responsive to Industry Needs. The Company's products respond to manufacturers' need for intermediate levels of measurement precision. Although high levels of precision (less than one-thousandth of an inch) are required for certain manufacturing applications, the FAROArm(R) satisfies the greater demand for measurements that require intermediate precision (one- to twenty-thousandths of an inch). The Company's products meet the precision measurement requirements of a substantial portion of products in the manufacturing process and address the underserved market for intermediate precision measurement systems.

          Broad Affordability. The Company offers various models of the FAROArm(R) ranging in price from $14,000 to $70,000, while conventional CMMs range in price from $20,000 to $2 million. The relatively low cost of the Company's products compared to conventional CMMs has afforded manufacturers the opportunity to introduce cost-effective measurement and quality inspection functions throughout the manufacturing process. Manufacturers are able to purchase multiple units to be used at different locations within a single manufacturing facility and to introduce measurement and quality inspection at additional points in the manufacturing process.

          Ease of Use. The Company's software products have been specifically designed to be used by production line personnel with minimal prior computer or CAD experience. The bundled hardware and software system is designed to require minimal training for production line personnel to reach proficiency with the product. To take a measurement, the operator simply touches the object to be measured with a probe at the end of the arm and presses a button. The FAROArm(R) is also ergonomically designed to facilitate use in typical factory floor applications.

          Paperless Data Collection. The FAROArm(R) allows for paperless data collection by a connected computer hosting related CAD application software. This function responds to current trends toward automated statistical process controls for facilitating data analysis. Paperless data collection improves productivity and eliminates the risk of error in transcribing the collected information.

          Open Architecture. The FAROArm(R) and AnthroCam(R) have been designed as an open architecture system, allowing the user to unbundle the hardware and software to interface the FAROArm(R) with other CAD-based software packages and to interface AnthroCam(R) with other 3-D measurement devices. In addition, the Company's software and hardware are built in accordance with computer and communications industry standards so that these products may be integrated with a broad range of application software packages.

CUSTOMERS

     The Company's products have been purchased by more than 600 customers ranging from small machine shops to large manufacturing and industrial companies. The Company's ten largest customers by revenue represented an aggregate of 15% of the Company's total revenues in 1997. No customer represented 10.0% or more of the Company's sales in 1997 or the three months ended March 31, 1998. The following table illustrates, by vertical market, the Company's diverse customer base:

AEROSPACE                    APPAREL AND FOOTWEAR         AUTOMOTIVE
---------                    --------------------         ----------
Boeing                       Nike                         AO Smith
GE Aircraft Engines          Reebok                       Chrysler
Lockheed Martin                                           Ford
Nordam Repair Division                                    General Motors
Northrop Grumman                                          Honda
Orbital Sciences                                          Hyundai
Dee Howard                                                Johnson Controls
                                                          Lear Corporation
                                                          Mercedes Benz
                                                          Porsche
                                                          Samsung Motors
                                                          Toyota
                                                          Vehma International

BUSINESS AND CONSUMER        ELECTRIC UTILITIES AND
MACHINES                     MANUFACTURERS                FARM/ LAWN EQUIPMENT
---------------------        ----------------------       --------------------
Corning Asahi                General Electric             New Holland North America
Xerox                        Southern California Edison   Toro
                             Tennessee Valley Authority
                             Westinghouse Electric

HEAVY EQUIPMENT              PERSONAL ROAD/ WATER/ SNOW
MANUFACTURERS                CRAFT                        PLASTICS
---------------              --------------------------   --------
Caterpillar                  Harley Davidson              Able Design Plastics
Komatsu Dresser              Polaris Industries           Paramount Plastics
Champion Road Machinery                                   Thermoform Plastics
Texas Steel

CUSTOMER CASE STUDIES

     The following case studies illustrate the use of the Company's products and services by its customers:

          Chrysler Canada Corporation. Chrysler Canada Corporation ("Chrysler") manufactures the Dodge Ram truck, van and wagon at its Windsor, Ontario plant. This plant builds approximately 420 vehicles per shift, with two shifts per day. Chrysler discovered certain fit problems with its large panels and bodyside assemblies. Previous inspection tools, such as test fixtures, templates and patterns, could not meet Chrysler's requirements for on-site product measurement. The FAROArm(R) was originally introduced as an interim solution. Chrysler identified one of its three production lines as its "ideal" or "good" line and used the FAROArm(R) to compare the products produced by the lines and adjust the two "bad" lines. Within two weeks, Chrysler experienced significantly improved product quality. The Company's "interim" solution resulted in measurable production improvements for the plant, together with significant capital savings as custom test fixtures were replaced with the FAROArm(R).

          Champion Road Machinery. Champion Road Machinery ("Champion") is a worldwide manufacturer of road graders. Similar to a snow plow, road graders are essential for shaping and smoothing new roadbeds, and are also used in surface mining, dam work and land reclamation. Champion identified the need to reduce the number of "reworks" or the custom fit of subassemblies to its frames because of dimensional variations. Historically, each time component parts did not fit together, Champion corrected the deviations on a case-by-case basis by custom-fitting the parts. With the FAROArm(R) and its companion AnthroCam(R) software, Champion was able to capture measurement data from the parts and identify the origin of the variations, which allowed it to address the source of the problems rather than continue to make individual adjustments. Champion's use of the FAROArm(R) resulted in a systematic solution for a recurring and expensive manufacturing problem.

          Southern California Edison. Southern California Edison ("SCE") is a large public utility company. Like other utilities, SCE experienced significant expense and customer dissatisfaction as a result of lengthy downtimes. During routine turbine overhauls, scheduled and unscheduled maintenance and forced outage conditions, SCE typically made numerous repairs and modifications to make its equipment functional. Common problems encountered by SCE included obsolete parts, long turnaround times for replacement parts and difficulty in returning damaged parts to full functionality. Using the FAROArm(R), SCE was able to measure large damaged blades and create CAD drawings for quick manufacture of replacements. This allowed SCE to bring its power generation units online without undue delay and expense.

          Texas Steel. Texas Steel is a foundry that produces steel castings for off-road, mining, oil field and construction equipment. Its castings weigh as much as 25,000 pounds and have diameters as large as twelve feet. Texas Steel used the FAROArm(R) to improve the accuracy of dimensional checks of these large castings, and found it to be safer, faster and more efficient than its previous measurement methods. Texas Steel reported a 75% time-savings in making these checks by using the FAROArm(R). In addition, the FAROArm(R) allowed Texas Steel to measure exceptionally large parts where such measurements were not possible with previous methods. The ease of use of the FAROArm(R) and AnthroCam(R) also encouraged Texas Steel to expand the range of parts checked, further increasing production quality.

          Polaris Industries, Inc. Polaris Industries, Inc. ("Polaris") is a leading manufacturer of all-terrain vehicles ("ATVs"). To satisfy its own stringent quality standards, Polaris engineers routinely check all ATV subassemblies and weldments to ensure quality and reduce the number of reworks caused by dimensional variations. Before Polaris began using the FAROArm(R), measuring the subassemblies took approximately 2.5 hours. Polaris' engineers would manually measure various points on the subassemblies to ensure that they matched blueprint specifications. These measurements were difficult to make because of the complex size and shape of the subassemblies. Using the FAROArm(R), Polaris reduced the measurement time for subassemblies to approximately 15 minutes. Polaris reports that its use of the FAROArm(R) has resulted in a significant increase in productivity.

SALES AND MARKETING

     The Company directs its sales and marketing efforts from its headquarters in Lake Mary, Florida. At March 31, 1998, the Company employed 45 sales professionals who operate from the Company's headquarters, five domestic regional sales offices located in Chicago, Dallas, Detroit, Los Angeles and Seattle, and three international sales offices located in Coventry, United Kingdom, St. Jean de Braye, France, and

Ulm, Germany. The Company also utilizes three domestic and 12 international distributors in territories where the Company does not have regional sales offices.

     The Company uses a process of integrated lead qualification and sales demonstration. Once a customer opportunity is identified, the Company employs a team-based sales approach involving inside and outside sales personnel who are supported by application engineers.

     The Company employs a variety of marketing techniques, including direct mail, trade shows, and advertising in trade journals, and proactively seeks publicity opportunities for customer testimonials. Management believes that word-of-mouth advertising from the Company's existing customers provides an important marketing advantage. The Company also has a computerized sales and marketing software system with telemarketing, lead tracking and analysis, as well as customer support capabilities. Each of the Company's sales offices is linked electronically to the Company's headquarters.

     In June 1996, the Company entered into an OEM agreement with Mitutoyo Corporation ("Mitutoyo"), a Japanese company that is the world's largest manufacturer of metrology tools. Mitutoyo markets the FAROArm(R) in Japan under the name SPINARM(R). The agreement, which grants Mitutoyo a non-exclusive right to sales in Japan, expires in June 1999 and is renewable for successive one year terms.

RESEARCH AND DEVELOPMENT

     The Company believes that its future success depends on its ability to achieve technological leadership, which will require ongoing enhancements of its products and the development of new applications and products that provide 3-D measurement solutions. Accordingly, the Company intends to continue to make substantial investments in the development of new technologies, the commercialization of new products that build on the Company's existing technological base and the enhancement and development of additional applications for its products.

     The Company's research and development efforts are directed primarily at enhancing the technology of its current products and developing new and innovative products that respond to specific requirements of the emerging market for 3-D measurement systems. The Company's research and development efforts have been devoted primarily to mechanical hardware, electronics and software. The Company's engineering development efforts will continue to focus on the FAROArm(R) and AnthroCam(R) products. Significant efforts are also being directed toward the development of new measurement technologies and additional features for existing products. See "Technology."

     At March 31, 1998, the Company employed 14 scientists and technicians in its research and development efforts. Research and development expenses were $1,076,000 in 1997. Research and development activities, especially with respect to new products and technologies, are subject to significant risks, and there can be no assurance that any of the Company's research and development activities will be completed successfully or on schedule, or, if so completed, will be commercially accepted.

TECHNOLOGY

     The primary measurement function of the FAROArm(R) is to provide orientation and position information with respect to the probe at the end of the FAROArm(R). This information is processed by software and can be compared to the desired dimensions of the CAD data of a production part or assembly to determine whether the measured data conforms to meet dimensional specifications.

     To accomplish this measurement function, the FAROArm(R) is designed as an articulated arm with six or seven joints. The arm consists of aluminum links and rotating joints that are combined in different lengths and configurations, resulting in human arm-like characteristics. Each joint is instrumented with a rotational transducer, a device used to measure rotation, which is based on optical digital technology. The position and orientation of the probe in three dimensions is determined by applying trigonometric calculations at each joint. The position of the end of a link of the arm can be determined by using the angle measured and the known length of the link. Through a complex summation of these calculations at each joint, the position and orientation of the probe is determined.

     The Company's products are the result of a successful integration of state-of-the-art developments in mechanical and electronic hardware and applications software. The unique nature of the Company's technical developments is evidenced by the Company's numerous U.S. and international patents. The Company maintains low cost product design processes by retaining development responsibilities for all electronics, hardware and software.

     Mechanical Hardware. The FAROArm(R) is designed to function in diverse environments and under rigorous physical conditions. The arm monitors its temperature to adjust for environments ranging from -10 degrees to +50 degrees Celsius. The arm is constructed of pre-stressed precision bearings to resist shock loads. Low production costs are attained by the proprietary combination of reasonably priced electromechanical components accompanied by the optimization and on-board storage of calibration data. Many of the Company's innovations relate to the environmental adaptability of its products. Significant features include integrated counter-balancing, configuration convertibility and temperature compensation.

     Electronics. The rotational information for each joint is processed by an on-board computer that is designed to handle complex analyses of joint data as well as communications with a variety of host computers. The Company's electronics are based on digital signal processing and surface mount technologies. The Company's products meet all mandatory electronic safety requirements. Advanced circuit board development, surface mount production and automated testing methods are used to ensure low cost and high reliability.

     Software. AnthroCam(R) is a Windows-based, 32-bit application written for the most recent PC-based technology. AnthroCam(R) has been entirely designed and programmed by the Company utilizing field input and industry wide beta site installations. AnthroCam(R) is written as an AutoCAD runtime extension (ARX) that is the AutoCAD(R) Application Programming Interface (API). The software is written in the C++ development language using Microsoft Foundation Class (MFC) standards. The software fully implements UNICODE standards for worldwide translation allowing the Company to create foreign language versions to enter international markets more effectively. The software is developed with the cooperation of diverse user beta sites and a well developed system for tracking and implementing market demands.

INTELLECTUAL PROPERTY

     The Company holds or has pending 17 patents in the United States, 12 of which also are held or pending in other jurisdictions. The Company also has 16 registered trademarks in the United States and 12 trademark applications pending in the United States and the European Union.

     The Company relies on a combination of contractual provisions and trade secret laws to protect its proprietary information. There can be no assurance that the steps taken by the Company to protect its trade secrets and proprietary information will be sufficient to prevent misappropriation of its proprietary information or to preclude third-party development of similar intellectual property.

     Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. The Company intends to vigorously defend its proprietary rights against infringement by third parties. However, policing unauthorized use of the Company's products is difficult, particularly overseas, and the Company is unable to determine the extent to which piracy of its software products exists. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States.

     The Company does not believe that any of its products infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Risk
Factors -- Uncertainty of Patents; Dependence on Patents, Licenses and Proprietary Rights.

MANUFACTURING AND ASSEMBLY

     The Company manufactures its products primarily at its headquarters in Lake Mary, Florida. Manufacturing consists primarily of assembling components and subassemblies purchased from suppliers into finished products. The primary components, which include machined parts and electronic circuit boards, are produced by subcontractors according to the Company's specifications. All products are assembled, calibrated and finally tested for accuracy and functionality before shipment. In limited circumstances, the Company performs in-house circuit board assembly and part machining.

     "Quality" has rapidly emerged as a new emphasis in commerce and industry, and is a significant factor in international trade. Various national and multinational standards have been developed in the quality systems arena for commercial and industrial use. The ISO 9000 series of quality assurance standards ("ISO 9000"), which is administered by the American National Standards Institute, was developed to bring together existing multinational standards and to provide consistence in quality and terminology. ISO 9000 Certification demonstrates that a company has implemented an adequate quality system for products and services it offers. By this, better internal commitment, as well as enhanced purchaser confidence, may be achieved. The Company's facilities and operations are in the process of completing requirements for ISO 9000 registration, and management anticipates that the Company's ISO 9000 certification will be completed in 1998.

COMPETITION

     The broad market for measurement devices, which includes hand-measurement tools, test fixtures and conventional, fixed-base CMMs, is highly competitive. Manufacturers of hand-measurement tools and traditional CMMs include a significant number of well-established companies that are substantially larger and possess substantially greater financial, technical and marketing resources than the Company. There can be no assurance that these entities or others will not succeed in developing products or technologies that will directly compete with those of the Company. The Company will be required to make continued investments in technology and product development to maintain its technological advantage over its competition. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company's product development efforts will be sufficient to allow the Company to compete successfully as the industry evolves. The Company's products compete on the basis of portability, accuracy, application features, ease-of-use, quality, price and technical support.

     The Company's only significant direct competitor is a joint venture of Romer SRL (France) and Romer, Inc. (California). The Company is aware of a direct competitor in Germany and two new direct competitors in Italy, each of which the Company believes currently has negligible sales. The Company also has an established, indirect competitor in Japan that markets a measuring device that is mobile but not portable. There can be no assurance that such companies will not devote additional resources to the development and marketing of products that compete with those of the Company.

     The worldwide trend toward CAD-based factory floor metrology has resulted in the introduction of CAD-based inspection software for conventional CMMs by most of the large CMM manufacturers. Certain CMM manufacturers are miniaturizing, and in some cases increasing the mobility of, their conventional CMMs. Nonetheless, these CMMs still have small measurement volumes, lack the adaptability typical of portable, articulated arm measurement devices and lose accuracy outside the controlled environment of the metrology lab.

BACKLOG

     At March 31, 1998, the Company had orders representing $985,000 in sales. The Company expects to ship all such outstanding orders by June 30, 1998. The Company affords its customers the right to cancel any order at any time before the product is shipped. Historically, the number of canceled orders has been negligible. Nonetheless, there can be no assurance that all orders in backlog will be shipped, and backlog may not be indicative of future sales.

EMPLOYEES

     At March 31, 1998, the Company had 130 full time employees, consisting of 45 sales/application engineering staff, 35 production staff, 14 research and development staff, 22 administrative staff, and 14 customer service specialists. None of the Company's employees is represented by a labor organization, and the Company is not a party to any collective bargaining agreements. The Company believes its employee relations are good. Management believes that its future growth and success will depend in part on its ability to retain and continue to attract highly skilled personnel. The Company anticipates that it will obtain the additional personnel required to satisfy the staffing requirements caused by its planned expansion over the next 18 months.

FACILITIES

     The Company's headquarters and principal operations are located in a leased building in Lake Mary, Florida, containing approximately 36,000 square feet. In additional, the Company has U.S. sales offices in Chicago, Dallas, Detroit, Los Angeles and Seattle and foreign sales offices in Coventry, United Kingdom, St. Jean de Braye, France and Ulm, Germany. The Company acquired additional offices in Karlsruhe and Stuttgart, Germany through its acquisition of CATS.

LEGAL PROCEEDINGS

     On April 2, 1998 the Company filed an action for declaratory judgement action against Kosaka Laboratory Ltd. of Tokyo, Japan (Civil Action No. 98-381-CIV-ORL-19A in the Federal Court for the Middle District of Florida). The Company seeks to have the Court declare its rights with regard to Kosaka's U.S. Patent number 4,430,796 regarding a method of measuring an object using, for example, a coordinate measuring machine (CMM), when an object is larger than the coordinate system physically measurable by the CMM. Over the past one to two years, the Company and Kosaka have sought to resolve this matter in an amicable manner. However, Kosaka has persisted in its erroneous claims that its patent is infringed by the Company, and has threatened to file suit if the Company did not pay a relatively large licensing fee. In order to make it clear to the market that the Company does not infringe the patent, the Company decided to file the above mentioned action. The Company strongly believes that the outcome to this declaratory judgement action will be favorable. It is expected that Kosaka will file a counterclaim for patent infringement; however, the Company does not believe that Kosaka's patent infringement claim will be meritorious.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of the Company, as well as certain key employees, and their ages as of the date of this Prospectus are as follows:

                                                                                    TERM AS
                                                                                    DIRECTOR
NAME                                 AGE                  POSITION                  EXPIRES
----                                 ---                  --------                  --------
EXECUTIVE OFFICERS AND DIRECTORS:
Simon Raab, Ph.D...................  44    Chairman of the Board, President, Chief
                                             Executive Officer and Director           2000
Gregory A. Fraser, Ph.D............  42    Chief Financial Officer, Executive Vice
                                             President, Secretary, Treasurer and
                                             Director                                 1999
Hubert d'Amours....................  58    Director                                   2000
Philip R. Colley...................  59    Director                                   1999
Andre Julien.......................  54    Director                                   2000
Alexandre Raab.....................  72    Director                                   1998
Norman H. Schipper, Q.C............  67    Director                                   1998
KEY EMPLOYEES:
Daniel T. Buckles..................  42    Vice President -- Sales
Ali S. Sajedi......................  37    Chief Engineer

     Simon Raab, Ph.D., a co-founder of the Company, has served as the Chairman of the Board, Chief Executive Officer and a director of the Company since its inception in 1982 and as President since 1986. Mr. Raab holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Engineering Physics from Cornell University and a Bachelor of Science in Physics with a minor in Biophysics from the University of Waterloo, Canada.

     Gregory A. Fraser, Ph.D., a co-founder of the Company, has served as Chief Financial Officer and Executive Vice President since May 1997 and as Secretary, Treasurer and a director of the Company since its inception in 1982. Mr. Fraser holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Theoretical and Applied Mechanics from Northwestern University and a Bachelor of Science and Bachelor of Mechanical Engineering from Northwestern University.

     Hubert d'Amours has been a director since 1990. Mr. d'Amours has served as president of Montroyal Capital Inc. and Capimont Inc., two venture capital investment firms, since 1990. Mr. d'Amours also serves as a director of a number of privately held companies.

     Philip R. Colley has been a director since 1984. Mr. Colley has been the President of Colley, Borland and Vale Insurance Brokers Ltd. in Ontario, Canada, since 1967.

     Andre Julien has been a director since 1986. Mr. Julien was a co-founder in 1970 and a major shareholder until 1977 of Performance Sail Craft, Inc., a Montreal-based sailboat manufacturer which produces the Laser(TM) sailboat. From 1969 until his retirement in 1994, Mr. Julien was president and the owner of Chateau Paints, Inc., a coatings and paint manufacturer in Montreal Canada. Since his retirement in 1994, Mr. Julien has sat on boards of directors of, and provided consulting services to, a number of private companies.

     Alexandre Raab has been a director since the Company's inception in 1982. Mr. Raab has served as the Chairman of the Board of Advanced Agro Enterprises, a privately held company in Ontario, Canada, since

1991. From 1953 through 1990, Mr. Raab was the principal shareholder and Chief Executive Officer of White Rose Nurseries, Ltd., a privately held horticultural firm. Mr. Raab is the father of Simon Raab.

     Norman H. Schipper, Q.C. has been a director since the Company's inception in 1982. Mr. Schipper was a partner in the Toronto office of the law firm of Goodman, Phillips & Vineberg from 1962 until his retirement at year-end 1997, and he currently serves of counsel to the firm.

     Daniel T. Buckles has been Vice President -- Sales for the Company since May 1997. From 1993 to May 1997, he served as the Director of Marketing for the Company's Industrial Products Group. From 1991 to 1993, Mr. Buckles was the Manager of Product Assurance Technical Operations for the Aerospace and Naval Division of Martin Marietta Corporation. From 1987 to 1991, Mr. Buckles held program management positions for a variety of advanced development and manufacturing programs at Martin Marietta Corporation. From 1976 to 1987, Mr. Buckles held various program management and manufacturing positions at the Submarine Signal Division of Raytheon Company. Mr. Buckles holds a Bachelor of Arts in Theoretical and Quantitative Economics and a Masters of Business Administration from the University of Massachusetts -- Dartmouth.

     Ali S. Sajedi has been Chief Engineer for the Company since its inception in 1982. Mr. Sajedi has been responsible for implementation of research and development plans and for production oversight of the Company's self-managed production team. Mr. Sajedi holds a Bachelor of Mechanical Engineering from McGill University.

COMMITTEES OF THE BOARD

     The Board has an Audit Committee, the members of which are Messrs. d'Amours, Julien and Simon Raab. There is no formal Chairman of the Audit Committee; however, Mr. Raab has served as its ad hoc Chairman for purposes of the orderly conduct of its meetings. The Audit Committee is responsible for reviewing the independence, qualifications and activities of the Company's independent certified accountants and the Company's financial policies, control procedures and accounting staff. The Audit Committee recommends to the Board the appointment of the independent certified public accountants and reviews and approves the Company's financial statements. The Audit Committee also reviews transactions between the Company and any officer or director or any entity in which an officer or director of the Company has a material interest.

     The Board has a Compensation Committee, the members of which are Messrs. d'Amours and Julien. During 1997, Martin Koshar, a former director, served on the Compensation Committee and presided as its Chairman. Mr. Julien currently serves as Chairman of the Compensation Committee. The Compensation Committee is responsible for establishing the compensation of the Company's directors, officers and other managerial personnel, including salaries, bonuses, termination arrangements and other benefits. In addition, the Compensation Committee administers the Company's 1993 Stock Option Plan, 1997 Employee Stock Option Plan, and 1997 Nonemployee Director Stock Option Plan.

     The Board does not have a Nominating Committee.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid to the Company's President and Chief Executive Officer and each of the Company's other most highly compensated executive officers (the "Named Executives") who earned more than $100,000 in salary and bonus for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                        -------------------------------
                                           ANNUAL COMPENSATION                 AWARDS
                                    ---------------------------------   ---------------------   PAYOUTS
                                                            OTHER       RESTRICTED              -------
                                                            ANNUAL        STOCK      OPTIONS/    LTIP      ALL OTHER
                                     SALARY     BONUS    COMPENSATION    AWARD(S)      SARS     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)        ($)         ($)           ($)         (#)        ($)         ($)
---------------------------  ----   --------   -------   ------------   ----------   --------   -------   ------------
Simon Raab, Ph.D..........   1997   $160,000   $30,063                                80,000
  President, Chairman and    1996    130,000         0
  Chief Executive Officer    1995    100,000         0
Gregory A. Fraser, Ph.D...   1997    116,083         0                                60,000
  Executive Vice President,  1996    111,467    11,643
  Chief Financial Officer,   1995     91,980     4,191
  Secretary and Treasurer

     The following table sets forth information concerning options granted to the Named Executives in 1997:

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                            PERCENT OF                                  VALUE AT ASSUMED
                             NUMBER OF        TOTAL                                  ANNUAL RATES OF STOCK
                               SHARES      OPTIONS/SARS    EXERCISE                  PRICE APPRECIATION FOR
                             UNDERLYING     GRANTED TO        OR                          OPTION TERM
                            OPTIONS/SARS   EMPLOYEES IN   BASE PRICE   EXPIRATION   ------------------------
NAME                          GRANTED      FISCAL YEAR      ($/SH)        DATE          5%           10%
----                        ------------   ------------   ----------   ----------   ----------    ----------
Simon Raab(1).............     80,000          18.1%        $13.20     9/13/2007    $1,108,800    $1,161,600
Gregory A. Fraser(2)......     60,000          13.6%         12.00     9/13/2007       756,000       792,000

---------------

(1) Exercisable 26,666 shares on or after September 13, 1998, and 26,667 shares on or after each of September 13, 1999 and 2000. Mr. Raab's options were granted at 110% of the public offering price in order to qualify for treatment as incentive stock options.
(2) Exercisable 20,000 shares on or after each of September 13, 1998, 1999, and 2000.

     The following table sets forth information concerning options held by the Named Executives as of December 31, 1997:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FY-END OPTIONS/SAR VALUE TABLE

                                                                                                   VALUE OF
                                                                                                 UNEXERCISED
                                                                           NUMBER OF             IN-THE-MONEY
                                                                         UNEXERCISABLE         OPTIONS/SARS AT
                                                                         OPTIONS/SARS             FY-END($)*
                                   SHARES ACQUIRED                          AT FY-       ----------------------------
NAME                                 ON EXERCISE     VALUE REALIZED($)      END(#)       EXERCISABLE    UNEXERCISABLE
----                               ---------------   -----------------   -------------   ------------   -------------
Simon Raab(1)....................                                           80,000            $0          $945,000
Gregory A. Fraser(2).............                                           60,000             0           708,750

---------------

  * Based on the average high and low sales prices of the Company's Common Stock on December 31, 1997 as quoted on The Nasdaq Stock Market.
(1) Of the 80,000 stock options held by Mr. Raab, all were granted on September 13, 1997, expire on September 13, 2007, and are exercisable as to 26,666 shares on September 13, 1998, and as to 26,667 shares on each of September 13, 1999 and 2000.

(2) Of the 60,000 stock options held by Mr. Fraser at December 31, 1997, all were granted on September 13, 1997, expire on September 13, 2007, and are exercisable as to 20,000 shares on each of September 13, 1998, 1999, and 2000.

STOCK OPTION PLANS

     The Company maintains three stock option plans to attract, motivate and retain key employees and members of the Board of Directors who are not employees of the Company: the 1993 Stock Option Plan (the "1993 Plan"), the 1997 Employee Stock Option Plan (the "1997 Plan"), and 1997 Nonemployee Director Stock Option Plan (the "Nonemployee Director Plan") (the 1993 Plan, 1997 Plan, and Nonemployee Director Plan are collectively referred to as the "Plans").

     The 1993 Plan provides for the grant of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code, and nonqualified stock options, for federal income tax purposes, to officers and other key employees of the Company, and nonqualified stock options to nonemployee directors of the Company. The 1997 Plan provides for the grant of incentive stock options and nonqualified stock options to officers and key employees of the Company. The Nonemployee Director Plan provides for the grant of nonqualified stock options and formula options to nonemployee directors. Grants to executives under the Company's 1993 Plan and 1997 Plan are determined by the Compensation Committee and are designed to align a portion of the executive compensation package with the long-term interests of the Company's shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

     Grants of stock options generally are limited to officers and other key employees and managers, of the Company who are in a position to contribute substantially to the growth and success of the Company and its subsidiaries. Incentive stock options and nonqualified stock options are granted for terms up to ten years, and are designed to reward exceptional performance with a long-term benefit, facilitate stock ownership, and deter recruitment of key Company personnel by competitors and others.

DIRECTOR COMPENSATION

     Directors of the Company who are not executive officers receive fees of $1,000 for each Board meeting attended, and $500 per committee meeting attended, plus the expenses of attending meetings. During 1997, Messrs. d'Amours, Colley, Julien, Alexandre Raab, and Schipper earned directors' fees of $2,000, $2,000, $2,000, $1,000, and $2,000, respectively.

     Generally, upon election to the Board, each director who is not an executive officer is granted a stock option to acquire 3,000 shares of Common Stock. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on The Nasdaq Stock Market on the date the director is elected or reelected to the Board. Options granted to Directors generally are granted upon the same terms and conditions as options granted to executive officers and key employees. Additionally, the Company's 1997 Nonemployee Directors' Fee Plan permits nonemployee directors to elect to receive directors' fees in the form of common Stock rather than cash. Common Stock issued in lieu of cash directors' fees are issued at the end of the quarter in which the fees are earned, with the number of shares being based on the fair market value of the Common Stock for the five trading days immediately preceding the last business day of the quarter. Directors may defer the receipt of fees for federal income tax purposes, whether payable in cash or in Common Stock. During the year ended December 31, 1997, all nonemployee directors' fees were paid in cash.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Messrs. Hubert d'Amours and Andre Julien. Prior to his resignation as a director of the Company on March 9, 1998, Mr. Martin Koshar also served on the Compensation Committee as its Chairman. Currently, Mr. Julien serves as Chairman of the Committee. There were no transactions during the year ended December 31, 1997 between the Company and members of the Compensation Committee or entities in which they own an interest.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of Common Stock offered hereby, with respect to: (i) each of the Company's directors and the executive officers named in the Summary Compensation Table; (ii) all directors and officers of the Company as a group;
(iii) the Selling Shareholders; and (iv) each person known by the Company to own beneficially more than 5% of the Common Stock. The Selling Shareholders acquired their shares as partial consideration for their interest in CATS and are selling shares hereunder in order to fund German taxes incurred as a result of their sale of CATS to the Company. See "Business -- Recent Acquisition."

                                                    SHARES OWNED
                                                     BEFORE THE                     SHARES OWNED
                                                     OFFERING(1)       SHARES    AFTER THE OFFERING
                                                 -------------------    BEING    -------------------
NAME OF BENEFICIAL OWNER                          NUMBER     PERCENT   OFFERED    NUMBER     PERCENT
------------------------                         ---------   -------   -------   ---------   -------
Simon Raab, Ph.D.(2)(3)........................  2,865,795    25.0%         --   2,865,795    25.0%
Gregory A. Fraser, Ph.D.(2)(4).................    502,275     4.4          --     502,275     4.4
Hubert d'Amours(5).............................     68,521       *          --      68,521       *
Philip R. Cooley(6)............................    157,325     1.4          --     157,325     1.4
Andre Julien(7)................................    450,508     4.0          --     450,508     4.0
Alexandre Raab(8)..............................    498,158     4.4          --     498,158     4.4
Norman H. Schipper(9)..........................    169,654     1.5          --     169,654     1.5
All directors and officers as a group
  (7 persons)..................................  4,712,236    40.9          --   4,712,236    40.9
SELLING SHAREHOLDERS:
Siegfried Buss(10).............................    625,000     5.5     171,875     453,125     4.0
Wendelin Scharbach(11).........................    625,000     5.5     171,875     453,125     4.0

---------------

  *  Less than 1%
 (1) The named stockholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.
 (2) The business address for Simon Raab, Gregory A. Fraser and Xenon Research, Inc. is 125 Technology Park, Lake Mary, Florida 32746.
 (3) Held by Xenon Research, Inc. ("Xenon"). Simon Raab and Diana Raab, his spouse, own all of the outstanding capital stock of Xenon. The number of shares includes 100,000 shares which Mr. Raab has the right to acquire pursuant to currently exercisable stock options at an exercise price of $12.75 per share. The number of shares does not include 80,000 shares which Mr. Raab has the right to acquire at an exercise price of $13.20 per share pursuant to options which currently are not exercisable. Of such options, 26,666 become exercisable on September 18, 1998.
 (4) The number of shares includes 60,000 shares which Mr. Fraser has the right to acquire pursuant to currently exercisable stock options at an exercise price of $11.50 per share. The number of shares does not include 60,000 shares which Mr. Fraser has the right to acquire pursuant to options at an exercise price of $12.00 per share which currently are not exercisable. Of such options, 20,000 become exercisable on September 18, 1998.
 (5) Includes 24,261 shares owned by Mr. d'Amours spouse, and includes 20,000 shares which Mr. d'Amours has the right to acquire pursuant to currently exercisable stock options at an exercise price of $12.00 per share. The number of shares reflected does not include 3,000 shares which Mr. d'Amours has the right to acquire pursuant to options at an exercise price of $12.00 per share which currently are not exercisable. Of such options, 1,000 become exercisable on September 23, 1998.
 (6) Represents 41,982 shares and 80,343 shares owned by 483663 Ontario, Ltd. and C-Green Enterprises, Inc., respectively, in which Mr. Colley has a controlling interest, and 35,000 shares which Mr. Colley has the right to acquire pursuant to currently exercisable stock options at an exercise price of

$12.00 per share. The number of shares reflected does not include 3,000 shares which Mr. Colley has the right to acquire pursuant to options at an exercise price of $12.00 per share which currently are not exercisable. Of such options,
     1,000 become exercisable on September 23, 1998.
 (7) Represents 357,282 shares owned by Philanderer Tree, Inc., 58,226 shares owned by Philanderer Six, Inc., in which Mr. Julien is a shareholder and serves as an executive officer and 35,000 shares which Mr. Julien has the right to acquire pursuant to currently exercisable stock options at an exercise price of $12.00 per share. The number of shares reflected does not include 3,000 shares which Mr. Julien has the right to acquire pursuant to options at an exercise price of $12.00 per share which currently are not exercisable. Of such options, 1,000 become exercisable on September 23, 1998. Mr. Julien is a shareholder and serves as an executive officer and director of Philanderer Tree, Inc. and Philanderer Six, Inc. and shares voting and dispositive power of the shares owned by Philanderer Tree, Inc. and Philanderer Six, Inc., each of which is a private investment company.
 (8) Represents shares owned by Geanal Holding, Inc., all of the capital stock of which is owned by Mr. Raab, and includes 35,000 shares which Mr. Raab has the right to acquire pursuant to currently exercisable stock options at an exercise price of $12.00 per share. The number of shares reflected does not include 3,000 shares which Mr. Raab has the right to acquire pursuant to options at an exercise price of $12.00 per share which currently are not exercisable. Of such options, 1,000 become exercisable on September 23, 1998.
 (9) Represents 134,654 shares owned by Shanklin Investments, Limited, in which Mr. Schipper has a controlling interest, and includes 35,000 shares which Mr. Schipper has the right to acquire pursuant to currently exercisable stock options at an exercise price of $12.00 per share. The number of shares reflected does not include 3,000 shares which Mr. Shipper has the right to acquire pursuant to options at an exercise price of $12.00 per share which currently are not exercisable. Of such options, 1,000 become exercisable on September 23, 1998.

(10) Siegfried Buss is Assistant Director of Software Development of CATS and Chief Technology Executive of the Company. The business address of Mr. Buss is Erbprinzenstr, 31 Karlsruhe, Deutschland.


(11) Wendelin Scharbach is Vice President of Sales of CATS and President of CATS. The business address of Mr. Scharbach is Erbprinzenstr, 31 Karlsruhe, Deutschland.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases its headquarters from Xenon Research, Inc. ("Xenon"), all of the issued and outstanding capital stock of which is owned by Simon Raab, the Company's President and Chief Executive Officer, and Diana Raab, his spouse. The term of the lease expires on February 28, 2001, and the Company has two five-year renewal options. Base rent under the lease was $148,000 for 1995 and $150,000 for each of 1996 and 1997. Upon completion of the expansion of the leased facility, base rent increased to $300,000 per annum, beginning February 1, 1998. Base rent during renewal periods will reflect changes in the U.S. Bureau of Labor statistics Consumer Price Index for all Urban Consumers. The terms of the lease were approved by an independent committee of the Company's Board of Directors upon review of an independent market study of comparable rental rates and such terms are, in the opinion of the Board of Directors, no less favorable than those that could be obtained on an arm's-length basis.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. As of the date of this

Prospectus, 11,359,828 shares of Common Stock held by 52 holders of record and no shares of Preferred Stock were issued and outstanding.


COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted upon by the shareholders. The Company's Articles of Incorporation do not provide for cumulative voting. Subject to preferences that might be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. Holders of Common Stock have no conversion, preemptive or other rights to subscribe for additional shares or other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. The issued and outstanding shares of Common Stock, including the shares offered hereby, are fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue up to 10,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company's Common Stock and, in certain instances, could adversely affect the market price of such stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. No shares of Preferred Stock are outstanding and the Company has no present intention to issue any shares of its Preferred Stock.

CERTAIN STATUTORY AND OTHER PROVISIONS

     Statutory Provisions. The Company is subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its Articles of Incorporation or (depending on the provision in question) its Bylaws. The Company has not elected to opt out of these provisions. The Florida Business Corporation Act (the "Florida Act") prohibits the voting of shares in a publicly held Florida corporation that are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to, directly or indirectly, exercise voting power in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power and (iii) a majority or more of such voting power. This statutory voting restriction is not applicable in certain circumstances set forth in the Florida Act.

     The Florida Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors, (ii) the Company has not had more than 300 shareholders of record during the past three years, (iii) the interested shareholder has owned at least 80% of the Company's outstanding voting shares for at least five years, (iv) the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the Company in a transaction not approved by a majority of the disinterested directors), (v) consideration is paid to the holders of the Company's shares equal to the highest amount per share paid by the interested shareholder for the acquisition of Company shares in the last two years or fair market value and certain other conditions are met or (vi) the transaction is approved by the holders of two-thirds of the Company's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns (as defined in Section 607.0901(1) (e) of the Florida Act) more than 10% of the Company's outstanding voting shares.

     Classified Board of Directors. The Company's Articles of Incorporation and Bylaws provide that the Board of Directors of the Company will be divided into three classes, with staggered terms of three years for each class. The term of one class expires each year. The Company's Articles of Incorporation provide that any vacancies on the Board of Directors will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum. The Articles of Incorporation of the Company also provide that any director may be removed from office, but only for cause and only upon the affirmative vote of the holders of at least two-thirds of the Common Stock.

     Special Voting Requirements. The Company's Articles of Incorporation provide that all actions taken by the shareholders must be taken at an annual or special meeting of the shareholders or by written consent of the holders of not less than two-thirds of the Company's outstanding voting shares. The Articles of Incorporation provide that special meetings of the shareholders may be called only by the President, the Chairman of the Board, a majority of the members of the Board of Directors, or the holders of not less than 50% of the Company's outstanding voting shares. Under the Company's Bylaws, shareholders will be required to comply with advance notice provisions with respect to any proposal submitted for shareholder vote, including nominations for elections to the Board of Directors. The Articles of Incorporation and Bylaws of the Company contain provisions requiring the affirmative vote of the holders of at least two-thirds of the Common Stock to amend certain provisions of the Company's Articles of Incorporation and Bylaws.

     Stock Option Plans. The 1997 Plan and the Nonemployee Director Plan each provides that in the event of (i) the adoption of a plan of reorganization, merger, share exchange or consolidation of the Company with one or more other entities as a result of which the holders of the outstanding shares of Common Stock would receive less than 50% of the voting power of the capital stock or other interests of the surviving or resulting corporation or entity; (ii) the adoption of a plan of liquidation or the approval of the dissolution of the Company; (iii) the approval by the board of directors of an agreement providing for the sale or transfer of substantially all of the assets of the Company; or
(iv) the acquisition of more than 20% of the outstanding shares of Common Stock by any person within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended, if such acquisition is not preceded by a prior expression of approval by the board of directors, then in each such case the options granted thereunder shall become immediately exercisable in full. Notwithstanding the foregoing, if a successor corporation or other entity as contemplated above agrees to assume the outstanding options or to substitute substantially equivalent options, the options issued thereunder shall not be immediately exercisable but shall remain exercisable in accordance with the terms of the 1997 Plan or the Nonemployee Director Plan, as applicable, and the applicable stock option agreements.

     Indemnification and Limitation of Liability. The Florida Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the Florida Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the Florida Act.

     The Company's Articles of Incorporation provide for the indemnification of directors and executive officers of the Company to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or executive officer was a party to by reason of the fact that he or she is or was a director or executive officer of the Company.

     Under the Florida Act, a director is not personally liable for monetary damages to the Company or any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances such as certain violations of criminal law and transactions in which the director derived an improper personal benefit. As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

     The foregoing provisions of the Florida Act and the Company's Articles of Incorporation and Bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Firstar Trust Company, Milwaukee, Wisconsin.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, the Company has outstanding 11,359,828 shares of Common Stock. Of these shares, 6,060,342 shares, including the 343,750 shares of Common Stock sold in this offering, will be freely tradeable by persons other than affiliates of the Company without restriction under the Securities Act. The remaining 5,299,486 shares of Common Stock are "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available. All of such shares are beneficially owned by persons who are affiliates of the Company, and the sale of a substantial number of shares of Common Stock could adversely affect the market price of the Common Stock.

     In general, Rule 144, as currently in effect, allows a shareholder (including persons who are deemed "affiliates" of the Company) who has beneficially owned restricted shares for at least one year (including the prior holding period of any prior owner other than an affiliate) to sell within any three-month period that number of shares which does not exceed the greater of
(i) 1% of the outstanding shares of the Common Stock or (ii) the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner of sale and notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate) is entitled to sell such shares under Rule 144 without regard to the limitations described above. Shares properly sold in reliance on Rule 144 to persons who are not "affiliates' thereafter are freely tradeable without restriction or registration under the Securities Act.

     Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                              PLAN OF DISTRIBUTION


     The Selling Shareholders have informed the Company that they have an arrangement with Hanifen, Imhoff, Inc. to act as the broker for the Selling Shareholders in connection with the sale of the shares of Common Stock offered hereby. Pursuant to the arrangement, the Selling Shareholders intend to sell the shares offered hereby pursuant to a block trade transaction effected by Hanifen, Imhoff, Inc. The Selling Shareholders may terminate its arrangement with Hanifen, Imhoff, Inc. at any time before the consummation of such block trade transaction. If Hanifen, Imhoff, Inc. effects a block trade of the shares of Common Stock offered hereby, the Selling Shareholders will pay to Hanifen, Imhoff, Inc. a commission for their services that will fall within customary parameters for transactions of this nature.


     If Hanifen, Imhoff does not effect the sale of the shares of Common Stock through such a block trade, the Shares offered hereby may be sold from time to time by the Selling Shareholders. Such sales may be made on the Nasdaq National Market, or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or to one or more underwriters for resale to the public. The shares sold may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; or (e) an underwritten public offering. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Brokers or dealer may be entitled to indemnification by the Company and the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Foley & Lardner, Tampa, Florida.

                                    EXPERTS

     The Consolidated Financial Statements of the Company at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 included in the Prospectus and in the registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report appearing herein and in the registration statement, and have been so included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing. The Financial Statements of CATS at December 31, 1996 and 1997 and for the years then ended included in this Prospectus and in the registration statement, have been audited by Deloitte & Touche GmbH, independent auditors, as set forth in their report appearing herein and in the registration statement, and have been so included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at

Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Office, Seven World Trade Center, 13th Floor, New York, New York 10048 and Chicago Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of such Web site is http://www.sec.gov. In addition, the Common Stock is quoted on the Nasdaq National Market and reports, proxy statements and other information filed by the Company with the Nasdaq National Market may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act, to which reference is hereby made.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNAUDITED PRO FORMA FINANCIAL INFORMATION
Pro Forma Consolidated Balance Sheet as of March 31, 1998
  (unaudited)...............................................   F-3
Pro Forma Consolidated Statements of Operations for the
  Three Months Ended March 31, 1998 (unaudited).............   F-4
Pro Forma Consolidated Statements of Operations for the Year
  Ended December 31, 1997 (unaudited).......................   F-5
FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
Independent Auditors' Report................................   F-6
Consolidated Balance Sheets as of December 31, 1997 and
  1996, and March 31, 1998 (unaudited)......................   F-7
Consolidated Statements of Income for the Years Ended
  December 31, 1997, 1996 and 1995, and the three months
  ended March 31, 1998 and 1997 (unaudited).................   F-8
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1997, 1996 and 1995, and the
  three months ended March 31, 1998 (unaudited).............   F-9
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995, and the three months
  ended March 31, 1998 and 1997 (unaudited).................  F-10
Notes to Consolidated Financial Statements..................  F-11
CATS GMBH
Independent Auditors' Report................................  F-20
Balance Sheets as of December 31, 1997 and 1996, and March
  31, 1998 (unaudited)......................................  F-21
Statements of Operations for the Years Ended December 31,
  1997 and 1996, and the three months ended March 31, 1998
  (unaudited)...............................................  F-22
Statements of Cash Flow for the Years Ended December 31,
  1997 and 1996 and the three months ended March 31, 1998
  (unaudited)...............................................  F-23
Notes to Financial Statements...............................  F-24

                            FARO TECHNOLOGIES, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

     The following unaudited pro forma consolidated financial statements give effect to the acquisition by the Company of the outstanding common stock of CATS. The business combination will be accounted for using the purchase method of accounting. Accordingly, tangible and intangible assets acquired and liabilities assumed will be recorded at estimated fair values.


     The unaudited pro forma consolidated balance sheet gives effect to the acquisition by the Company of the outstanding common stock of CATS as if such transaction had occurred on March 31, 1998. The unaudited pro forma consolidated statements of operations give effect to the transaction as if such transaction occurred on January 1, 1997. The Company anticipates approximately $14 million of the purchase price for CATS will be allocated to in-process research and development costs. Such amount will be expensed in the Company's second quarter. The unaudited consolidated statements of operations do not reflect the allocation of purchase price to in-process research and development costs as such amount is not considered to have reoccurring impact on the operations of the Company.


     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what the Company's consolidated financial position or results of operations would actually have been if such transaction in fact had occurred on those dates and are not necessarily representative of the Company's consolidated financial position or results of operations for any future period. Since the Company and CATS were not consolidated or under common control, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus. See also "Risk Factors" included elsewhere herein.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998


                                                    FARO                                  PRO FORMA      PRO FORMA
                                                CONSOLIDATED   CATS GMBH(7)   COMBINED   ADJUSTMENTS    CONSOLIDATED
                                                ------------   ------------   --------   -----------    ------------
                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................    $28,461         $    4      $28,465     $ (5,653)(2)    $ 22,812
  Accounts receivable -- net of allowance.....      7,695            965        8,660                        8,660
  Inventories.................................      4,606             29        4,635                        4,635
  Prepaid expenses............................         39            109          148                          148
  Deferred taxes..............................        127             88          215          400(6)          615
                                                  -------         ------      -------     --------        --------
         Total current assets.................     40,928          1,195       42,123       (5,253)         36,870
                                                  -------         ------      -------     --------        --------
PROPERTY AND EQUIPMENT -- At cost:
  Machinery and equipment.....................      1,158                       1,158                        1,158
  Furniture and fixtures......................        865            168        1,033                        1,033
                                                  -------         ------      -------     --------        --------
         Total................................      2,023            168        2,191           --           2,191
  Less accumulated depreciation...............       (882)                       (882)                        (882)
                                                  -------         ------      -------     --------        --------
    Property and equipment -- net.............      1,141            168        1,309           --           1,309
                                                  -------         ------      -------     --------        --------
PATENTS AND LICENSES -- net of accumulated
  amortization................................        627                         627                          627
OTHER INTANGIBLE ASSETS.......................                                               1,512(1)        1,512
PRODUCT DESIGN COSTS..........................        261                         261                          261
LONG-TERM RECEIVABLES FROM RELATED PARTIES....                       227          227                          227
DEFERRED TAXES................................        116                         116        1,200(6)        1,316
                                                  -------         ------      -------     --------        --------
         TOTAL ASSETS.........................    $43,073         $1,590      $44,663     $ (2,541)       $ 42,122
                                                  =======         ======      =======     ========        ========

                                        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt...........                    $  653      $   653     $   (653)(2)    $
  Accounts payable and accrued liabilities....    $ 1,902            664        2,566          481(2)        3,047
  Income taxes payable........................        403                         403                          403
  Current portion unearned service revenues...        362                         362                          362
  Customer deposits...........................        182                         182                          182
  Other liabilities and other accruals........                       283          283                          283
                                                  -------         ------      -------     --------        --------
         Total current liabilities............      2,849          1,600        4,449         (172)          4,277
                                                  -------         ------      -------     --------        --------
UNEARNED SERVICE REVENUES -- less current
  portion.....................................         25                          25                           25
SHAREHOLDERS' EQUITY:
  Class A preferred stock -- par value $.001
    10,000,000 shares authorized, no shares
    issued and outstanding....................
  Common stock -- par value $.001, 50,000,000
    shares authorized, 10,887,908 issued and
    outstanding...............................         10                          10            1(2)           11
  Additional paid-in capital..................     36,738             26       36,764       10,368(2)       47,132
  Retained earnings (accumulated deficit).....      4,042            (36)       4,006      (12,738)(1)      (8,732)
  Unearned compensation.......................       (421)                       (421)                        (421)
  Cumulative translation adjustments..........       (170)                       (170)                        (170)
                                                  -------         ------      -------     --------        --------
         Total shareholders' equity...........     40,199            (10)      40,189       (2,369)         37,820
                                                  -------         ------      -------     --------        --------
         TOTAL LIABILITIES AND SHAREHOLDERS'
           EQUITY.............................    $43,073         $1,590      $44,663     $ (2,541)       $ 42,122
                                                  =======         ======      =======     ========        ========

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998

                                      FARO                                  PRO FORMA      PRO FORMA
                                  CONSOLIDATED   CATS GMBH(7)   COMBINED   ADJUSTMENTS    CONSOLIDATED
                                  ------------   ------------   --------   -----------    ------------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
SALES...........................     $6,682         $ 533        $7,215                   $     7,215
COST OF SALES...................      2,682           170         2,852                         2,852
                                     ------         -----        ------       ----        -----------
  Gross Profit..................      4,000           363         4,363         --              4,363
                                     ------         -----        ------       ----        -----------
OPERATING EXPENSES:
  Selling.......................      1,584           395         1,979                         1,979
  General & Administrative......        599                         599                           599
  Depreciation and
     Amortization...............        110                         110       $ 32(3)             142
  Research and Development......        386           177           563                           563
  Employee Stock Options........         43                          43                            43
                                     ------         -----        ------       ----        -----------
          Total Operating
            Expenses............      2,722           572         3,294         32              3,326
                                     ------         -----        ------       ----        -----------
INCOME FROM OPERATIONS..........      1,278          (209)        1,069        (32)             1,037
                                     ------         -----        ------       ----        -----------
OTHER INCOME (EXPENSE):
  Other Income..................        317                         317                           317
  Interest Expense..............                      (13)          (13)                          (13)
                                     ------         -----        ------       ----        -----------
INCOME BEFORE INCOME TAXES......      1,595          (222)        1,373        (32)             1,341
INCOME TAX EXPENSE (BENEFIT)....        572          (128)          444        (12)(6)            432
                                     ======         =====        ======       ====        ===========
          NET INCOME............     $1,023         $ (94)          929       $(20)               909
                                                    =====                     ====
OTHER COMPREHENSIVE INCOME:
  Foreign Currency Translation
     Adjustments................        (44)                        (44)                          (44)
                                     ------                      ------                   -----------
COMPREHENSIVE INCOME............     $  979                      $  885                   $       865
                                     ======                      ======                   ===========
          Basic Net Income per
            Share...............                                                          $      0.08
                                                                                          ===========
                                                                                           10,861,522(5)
                                                                                          ===========

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                        THE YEAR ENDED DECEMBER 31, 1997

                                       FARO                                  PRO FORMA       PRO FORMA
                                   CONSOLIDATED   CATS GMBH(7)   COMBINED   ADJUSTMENTS     CONSOLIDATED
                                   ------------   ------------   --------   -----------     ------------
                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
SALES............................    $23,516        $ 3,344      $26,860                    $    26,860
COST OF SALES....................      9,611          1,006       10,617                         10,617
                                     -------        -------      -------                    -----------
Gross Profit.....................     13,905          2,338       16,243                         16,243
                                     -------        -------      -------                    -----------
OPERATING EXPENSES:
  Selling........................      5,676          1,211        6,887                          6,887
  General & Administrative.......      1,520                       1,520                          1,520
  Depreciation and
     Amortization................        294                         294      $ 1,000(4)          1,294
  Research and Development.......      1,076            977        2,053                          2,053
  Employee Stock Options.........        408                         408                            408
                                     -------        -------      -------      -------       -----------
          Total Operating
            Expenses.............      8,974          2,188       11,162        1,000            12,162
                                     -------        -------      -------      -------       -----------
INCOME FROM OPERATIONS...........      4,931            150        5,081       (1,000)            4,081
                                     -------        -------      -------      -------       -----------
OTHER INCOME (EXPENSES):
  Other Income...................        500                         500                            500
  Interest Expense...............       (111)           (23)        (134)                          (134)
                                     -------        -------      -------      -------       -----------
INCOME BEFORE INCOME TAXES.......      5,320            127        5,447       (1,000)            4,447
INCOME TAX EXPENSE (BENEFIT).....      2,115             74        2,189         (400)(6)         1,789
                                     -------        -------      -------      -------       -----------
          NET INCOME (LOSS)......    $ 3,205        $    53      $ 3,258      $  (600)      $     2,658
                                     =======        =======      =======      =======       ===========
          Basic Net Income Per
            Share................                                                           $      0.30
                                                                                            ===========
                                                                                              8,748,382(5)
                                                                                            ===========

---------------

(1) To record identifiable intangible assets resulting from the acquisition of the common stock of CATS consisting of the following: (in thousands)


                                                              AMOUNT     LIFE
                                                              -------   -------
     Assembled workforce....................................  $   552   5 years
     Existing product technologies..........................      872    1 year
     Other intangible assets in the nature of goodwill......       88   5 years
                                                              -------
                                                              $ 1,512
     In-process research and development....................  $14,374   0 years



(2) To record cash, common stock issued, and accrued acquisition costs in connection with the acquisition of CATS and subsequent payment of debt.

(3) To record amortization of intangible assets for the three months ended March 31, 1998.
(4) To record amortization of intangible assets for the year ended December 31, 1997.
(5) Weighted average common shares outstanding include shares issued in connection with the acquisition of CATS.
(6) To record tax effects of pro forma adjustments relating to CATS acquisition.
(7) Amounts have been converted from DM to US dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each period for results of operations.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of FARO Technologies, Inc.:

     We have audited the accompanying consolidated balance sheets of FARO Technologies, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FARO Technologies, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Jacksonville, Florida
February 13, 1998

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,          DECEMBER 31,
                                                              -----------   -------------------------
                                                                 1998          1997          1996
                                                              -----------   -----------   -----------
                                                              (UNAUDITED)
                                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $28,461,086   $28,815,069   $   263,342
  Accounts receivable--net of allowance.....................    7,694,649     6,159,173     2,992,681
  Inventories...............................................    4,606,008     4,275,376     3,298,744
  Prepaid expenses..........................................       39,430       109,649        40,871
  Deferred taxes............................................      126,572       126,572       102,500
                                                              -----------   -----------   -----------
         Total current assets...............................   40,927,745    39,485,839     6,698,138
                                                              -----------   -----------   -----------
PROPERTY AND EQUIPMENT -- At cost:
  Leasehold improvements....................................           --            --        14,938
  Machinery and equipment...................................    1,157,961     1,014,309       700,799
  Furniture and fixtures....................................      864,846       605,913       453,892
                                                              -----------   -----------   -----------
         Total..............................................    2,022,807     1,620,222     1,169,629
  Less accumulated depreciation.............................     (882,161)     (792,442)     (568,279)
                                                              -----------   -----------   -----------
    Property and equipment--net.............................    1,140,646       827,780       601,350
                                                              -----------   -----------   -----------
PATENTS AND LICENSES--net of accumulated amortization of
  334,368 (unaudited), $321,261 and $270,925,
  respectively..............................................      626,883       639,693       486,480
PRODUCT DESIGN COSTS........................................      116,640       108,286            --
DEFERRED TAXES..............................................      260,644       130,735        29,700
                                                              -----------   -----------   -----------
         TOTAL ASSETS.......................................  $43,072,558   $41,192,333   $ 7,815,668
                                                              ===========   ===========   ===========

                                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $        --   $        --   $   611,111
  Accounts payable and accrued liabilities..................    1,902,142     1,196,967     1,710,814
  Income taxes payable......................................      403,497       413,167       128,216
  Current portion unearned service revenues.................      362,422       476,802       185,180
  Customer deposits.........................................      182,094       121,358       230,393
                                                              -----------   -----------   -----------
         Total current liabilities..........................    2,850,155     2,208,294     2,865,714
                                                              -----------   -----------   -----------
UNEARNED SERVICE REVENUES--
  less current portion......................................       24,607        44,628       286,099
LONG TERM DEBT-- less current portion.......................                         --       890,156
COMMITMENTS (Note 7)
SHAREHOLDERS' EQUITY:
  Class A preferred stock -- par value $.001, 10,000,000
    shares authorized, no shares issued and outstanding
  Common stock -- par value $.001, 50,000,000 shares
    authorized 9,971,241, 9,919,000 and 7,000,000 issued and
    outstanding, respectively...............................        9,971         9,919         7,000
  Additional paid-in capital................................   36,737,691    36,502,004     3,961,564
  Retained earnings (accumulated deficit)...................    4,041,656     3,018,265      (188,365)
  Unearned compensation.....................................     (421,439)     (464,480)       (6,500)
  Cumulative translation adjustments........................     (170,083)     (126,297)           --
                                                              -----------   -----------   -----------
         Total shareholders' equity.........................   40,197,796    38,939,411     3,773,699
                                                              -----------   -----------   -----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........  $43,072,558   $41,192,323   $ 7,815,668
                                                              ===========   ===========   ===========

                See notes to consolidated financial statements.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                          THREE MONTHS
                                         ENDED MARCH 31,              YEAR ENDED DECEMBER 31,
                                     -----------------------   --------------------------------------
                                        1998         1997         1997          1996          1995
                                     ----------   ----------   -----------   -----------   ----------
                                           (UNAUDITED)
SALES..............................  $6,682,201   $4,889,471   $23,516,385   $14,656,337   $9,862,242
COST OF SALES......................   2,681,762    1,948,549     9,610,838     6,486,268    4,987,779
                                     ----------   ----------   -----------   -----------   ----------
Gross profit.......................   4,000,439    2,940,922    13,905,547     8,170,069    4,874,463
                                     ----------   ----------   -----------   -----------   ----------
OPERATING EXPENSES:
  Selling..........................   1,583,536    1,158,559     5,676,113     3,731,762    2,008,301
  General and administrative.......     598,582      302,523     1,519,657       744,206      503,184
  Depreciation and amortization....     110,362       58,873       293,996       230,799      341,494
  Research and development.........     386,444      178,073     1,075,505       730,124      363,871
  Employee stock options...........      43,041        3,270       408,000        23,100      106,700
                                     ----------   ----------   -----------   -----------   ----------
          Total operating
            expenses...............   2,721,965    1,701,298     8,973,271     5,459,991    3,323,550
                                     ----------   ----------   -----------   -----------   ----------
INCOME FROM OPERATIONS.............   1,278,474    1,239,624     4,932,276     2,710,078    1,550,913
                                     ----------   ----------   -----------   -----------   ----------
OTHER INCOME (EXPENSE):
  Other income.....................     317,273       (5,810)      499,752        25,145       62,212
  Interest expense.................                  (34,262)     (110,768)     (212,669)    (355,468)
                                     ----------   ----------   -----------   -----------   ----------
INCOME BEFORE INCOME TAXES.........   1,595,747    1,199,552     5,321,260     2,522,554    1,257,657
INCOME TAX EXPENSE (BENEFIT).......     572,356      479,821     2,114,630     1,115,892     (342,000)
                                     ----------   ----------   -----------   -----------   ----------
          NET INCOME...............   1,023,391      719,731   $ 3,206,630   $ 1,406,662   $1,599,657
                                     ==========   ==========   ===========   ===========   ==========
OTHER COMPREHENSIVE INCOME
  Foreign currency translation
     adjustments...................     (43,786)
                                     ----------   ----------
  Other comprehensive income.......     (43,786)
                                     ----------   ----------
Comprehensive income...............  $  979,605   $  719,731
                                     ==========   ==========
NET INCOME PER COMMON SHARE --
  BASIC............................  $     0.10   $     0.10   $      0.41   $      0.20   $     0.23
NET INCOME PER COMMON SHARE --
  ASSUMING DILUTION................  $     0.10   $     0.10   $      0.39   $      0.19   $     0.22

                See notes to consolidated financial statements.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                   RETAINED
                                COMMON STOCK       ADDITIONAL      EARNINGS      UNEARNED    CUMULATIVE
                             -------------------     PAID-IN     (ACCUMULATED    COMPENSA-   TRANSLATION
                               SHARE     AMOUNTS     CAPITAL       DEFICIT)        TION      ADJUSTMENT       TOTAL
                             ---------   -------   -----------   -------------   ---------   -----------   -----------
BALANCE, JANUARY 1, 1995...  7,000,000   $7,000    $ 3,825,264    $(3,194,684)   $      --    $      --    $   637,580
  Granting of employee and
    director of stock
    options................                            146,500             --      (39,800)          --        106,700
         Net income........                                 --      1,599,657           --           --      1,599,657
                             ---------   ------    -----------    -----------    ---------    ---------    -----------
BALANCE, DECEMBER 31,
  1995.....................  7,000,000    7,000      3,971,764     (1,595,027)     (39,800)          --      2,343,937
  Employee stock options,
    forfeitures and
    amortization of
    unearned
    compensation...........                            (10,200)            --       33,300           --         23,100
         Net income........                                 --      1,406,662           --           --      1,406,662
                             ---------   ------    -----------    -----------    ---------    ---------    -----------
BALANCE, DECEMBER 31,
  1996.....................  7,000,000    7,000      3,961,564       (188,365)      (6,500)          --      3,773,699
  Granting of employee and
    director stock
    options................                            866,793             --     (501,834)          --        364,959
  Amortization of unearned
    compensation...........                                 --             --       43,854           --         43,854
  Issuance of common
    stock..................  2,919,000    2,919     31,673,647             --           --           --     31,676,566
  Currency translation
    adjustment.............                                 --             --           --     (126,297)      (126,297)
         Net income........                                 --      3,206,630           --           --      3,206,630
                             ---------   ------    -----------    -----------    ---------    ---------    -----------
BALANCE, DECEMBER 31,
  1997.....................  9,919,000    9,919     36,502,004      3,018,265     (464,480)    (126,297)    38,939,411
  Issuance of common stock
    (unaudited)............     52,241       52        235,687             --           --           --        235,739
  Amortization of unearned
    compensation
    (unaudited)............                                 --             --       43,041           --         43,041
  Currency translation
    adjustment
    (unaudited)............                                 --             --           --      (43,786)       (43,786)
         Net income
           (unaudited).....                                 --      1,023,391           --           --      1,023,391
BALANCE,
  MARCH 31, 1998
  (unaudited)..............  9,971,241   $9,971    $36,737,691    $ 4,041,656    $(421,439)   $(170,083)   $40,197,796
                             =========   ======    ===========    ===========    =========    =========    ===========

                See notes to consolidated financial statements.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             THREE MONTHS
                                            ENDED MARCH 31,               YEAR ENDED DECEMBER 31,
                                        -----------------------   ---------------------------------------
                                           1998         1997         1997          1996          1995
                                        -----------   ---------   -----------   -----------   -----------
                                              (UNAUDITED)
OPERATING ACTIVITIES:
Net Income............................  $ 1,023,391   $ 719,731   $ 3,206,630   $ 1,406,662   $ 1,599,657
Adjustments to reconcile net income to
  net cash (used in) provided by
  operating activities:
  Depreciation and amortization.......      110,362      58,873       293,996       230,799       341,494
  Product design costs................                                     --            --       531,186
  Employee stock options..............       43,041       3,270       408,000        23,100       106,700
  Provision for bad debts.............                                     --        28,432        24,806
  Provision for obsolete inventory....                                     --            --        27,629
  Deferred income taxes...............                               (125,107)      232,800      (365,000)
  Loss on the sale of fixed assets....                                 10,850            --            --
  Changes in operating assets and
    liabilities:
  Decrease (Increase) in:
    Accounts receivable...............   (1,579,264)   (700,404)   (3,292,789)     (843,349)   (1,147,174)
    Notes receivable..................                                     --            --        47,947
    Inventory.........................     (330,632)   (246,720)     (976,632)   (1,230,457)     (453,120)
    Prepaid expenses and other
       assets.........................       70,219      (7,155)      (68,778)       55,435       (47,193)
  Increase (Decrease) in:
    Accounts payable and accrued
       liabilities....................      705,175    (615,828)     (513,847)      990,993       126,925
    Income taxes payable..............      221,359     277,620       284,951       105,216        23,000
    Unearned service revenues.........     (134,401)    124,721        50,151       471,278            --
    Customer deposits.................       60,736     160,170      (109,035)       53,460       118,865
                                        -----------   ---------   -----------   -----------   -----------
         Net cash (used in) provided
           by operating activities....      189,986    (225,722)     (831,610)    1,524,369       935,722
                                        -----------   ---------   -----------   -----------   -----------
INVESTING ACTIVITIES:
Purchases of property and equipment...     (410,121)   (102,971)     (480,127)     (416,162)     (210,868)
Payment of patent costs...............         (297)       (987)     (203,549)     (134,046)      (74,088)
Payments for product design costs.....     (152,358)                 (108,286)           --            --
                                        -----------   ---------   -----------   -----------   -----------
Net cash used in investing
  activities..........................     (562,776)   (103,958)     (791,962)     (550,208)     (284,956)
                                        -----------   ---------   -----------   -----------   -----------
FINANCING ACTIVITIES:
Repayment of related party loans......                                     --    (2,200,000)     (725,000)
Proceeds from debt....................                  197,071            --     1,625,816            --
Payments on debt......................                             (1,501,267)     (140,556)           --
Proceeds from issuance of common
  stock, net..........................       18,807                31,676,566            --            --
                                        -----------   ---------   -----------   -----------   -----------
         Net cash provided by (used
           in) financing activities...       18,807     197,071    30,175,299      (714,740)     (725,000)
INCREASE (DECREASE) IN CASH...........     (353,983)   (132,609)   28,551,727       259,421       (74,234)
CASH, BEGINNING OF YEAR...............   28,815,069     263,342       263,342         3,921        78,155
                                        -----------   ---------   -----------   -----------   -----------
CASH, END OF YEAR.....................  $28,461,086   $ 130,733   $28,815,069   $   263,342   $     3,921
                                        ===========   =========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid for interest................                $  34,262   $   110,768   $   256,654   $   352,987
                                        ===========   =========   ===========   ===========   ===========
Cash paid for income taxes............  $   350,997   $ 202,201   $ 1,951,286   $   777,876   $        --
                                        ===========   =========   ===========   ===========   ===========
NONCASH FINANCING ACTIVITIES
  Net decrease in deferred tax assets
    and current tax liability due to
    exercise of employee stock
    options...........................  $   216,934   $           $             $             $
                                        ===========   =========   ===========   ===========   ===========

                See notes to consolidated financial statements.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
           AND THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business -- FARO Technologies, Inc. (the "Company") develops, manufactures, markets and supports portable, software-driven, 3-D measurement systems that are used in a broad range of manufacturing and industrial applications. The Company has two wholly-owned subsidiaries, FARO Worldwide, Inc. and FARO FRANCE, s.a.s., which distribute the Company's 3-D measurement equipment throughout Europe through three primary offices located in France, Germany and the United Kingdom, Faro France, s.a.s. commenced operations in July 1996.

     Principles of Consolidation -- The consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

     The Company has one foreign subsidiary located in France. The financial statements of this subsidiary are translated from French francs into US dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for results of operations. Adjustments resulting from translation of financial statements are reflected as a separate component of shareholders equity.

     Revenue Recognition, Product Warranty and Extended Maintenance
Contracts -- Revenue related to the Company's 3-D measurement equipment is recognized upon shipment as the Company considers the earnings process substantially complete as of the shipping date. Revenue from sales of software only is not recognized unless remaining obligations under the sales agreement are insignificant. Revenues resulting from sales of comprehensive support, training and technology consulting services are recognized as such services are performed. Extended maintenance plan revenues are recognized proportionately as maintenance costs are projected to be incurred. The Company warrants its products against defects in design, materials and workmanship for one year. A provision for estimated future costs relating to warranty expenses is recorded when products are shipped. Costs relating to extended maintenance plans are recognized as incurred.

     In June 1996, the Company entered into an OEM agreement with Mitutoyo Corporation, a Japanese company which manufactures and markets metrology tools. Under the agreement, Mitutoyo sells the Company's products under the name SPINARM. The agreement, which grants Mitutoyo a nonexclusive right to sales in Japan expires in June 1999, and is renewable for successive one year terms.

     One customer accounted for approximately 10% of total sales for the year ended December 31, 1996.

     Cash and Cash Equivalents -- The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash.

     Inventories -- Inventories are stated at the lower of average cost or market value. For 1996, inventories are stated at the lower of cost (determined on the first-in, first-out method) or market value. Such change was made due to potentially significant price variances that result from factors such as rush orders and technological improvements relating to components. Accordingly, the Company believes average cost more accurately reflect the value of its inventory. The change from the first-in, first-out method to the average cost method of inventory valuation did not have a material effect on the Company's consolidated financial statements. In order to achieve a better matching of production costs with the revenues generated in production, certain fixed overhead costs and certain general and administrative costs that are related to production are capitalized into inventory when they are incurred and are charged to cost of sales as product costs at the time of sale. Such amounts are not material to the consolidated financial statements.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

     Property and Equipment -- Property and equipment are recorded at cost. Depreciation is computed using the straight-line and declining-balance methods over the estimated useful lives of the various classes of assets as follows:

Machinery and equipment.....................................  5 years
Furniture and fixtures......................................  5 years
Computer equipment..........................................  2 years

     Leasehold improvements are amortized on the straight-line basis over the lesser of the life of the asset or the term of the lease.

     Patents -- Patents are recorded at cost. Amortization is computed using the straight-line method over the lives of the patents, which is 17 years. In addition, unamortized patents of $192,570 relating to certain products sold in the medical field were charged to amortization expense in 1995 due to the discontinuance of those products.

     Research and Development -- Research and development costs incurred in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new products, prior to the attainment of the related products' technological feasibility, are recorded as expenses in the period incurred.

     Product Design Costs -- Costs incurred in the development of products after technological feasibility is attained are capitalized and amortized using the straight-line method over the estimated economic lives of the related products, not to exceed three years. The Company considers technological feasibility to be established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish design specifications including function, features, and technical performance requirements. Capitalization of Product Design Costs ceases and amortization of such costs begins when the product is available for general release to customers. During 1996 and 1995, the Company's products had an economic life of less than one year, due to the rate of technological development. As a result, $531,186 of unamortized product design costs at January 1, 1995 were charged to cost of sales in 1995.

     Income Taxes -- The Company utilizes the asset and liability method to measure and record deferred income tax assets and liabilities. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

     Earnings Per Share -- During the year ended December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share" (SFAS No. 128). This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to all entities with publicly-held common stock or potential common stock. This Statement replaces the presentation of primary EPS and fully-diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings. All EPS data presented has been restated to conform with the requirements of SFAS No. 128. A reconciliation of the number of common shares used in calculation of basic and diluted EPS is presented below:

                             THREE MONTHS ENDED MARCH 31,                           YEARS ENDED DECEMBER 31,
                       ----------------------------------------   ------------------------------------------------------------
                              1998                  1997                 1997                 1996                 1995
                       -------------------   ------------------   ------------------   ------------------   ------------------
                                     PER-                 PER-                 PER-                 PER-                 PER-
                                    SHARE                SHARE                SHARE                SHARE                SHARE
                         SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT
                       ----------   ------   ---------   ------   ---------   ------   ---------   ------   ---------   ------
                                     (UNAUDITED)
Basic EPS
Weighted-Average
  Shares.............   9,944,855    $.10    7,000,000    $.10    7,831,715   $0.41    7,000,000   $0.20    7,000,000   $0.23
Effect of Dilutive
  Securities Stock
  Options............
Options..............     286,301              333,290              355,495              349,041              166,739
Warrants.............          --                   --                1,838
Diluted EPS
Weighted-Average
  Shares and Assumed
  Conversions........  10,231,156    $.10    7,333,290    $.10    8,189,048   $0.39    7,349,041   $0.19    7,166,739   $0.22

     Earnings per share for the years ended December 31, 1995 and 1996 were computed as follows: (i) 7,000,000 common shares issued and outstanding each year, plus (ii) 149,690 common shares issuable under the 1997 stock option grants based on the treasury stock method assuming an initial public offering price of $11.00 per share, plus (iii) common shares issuable under the 1995 stock options granted under the 1993 stock option plan of 17,050 in 1995 and 199,352 in 1996, respectively, based on the treasury stock method assuming an initial public offering price of $11.00 per share.

     Reverse Stock Split -- All per share amounts, number of common shares and capital accounts in the accompanying financial statements have been restated to give retroactive effect for all periods presented for a 1-for-1.422272107 reverse stock split effective June 30, 1997. The par value of the common stock was not changed. As a result, $2,956 representing the reduction in par value for the shares no longer issued was transferred to additional paid-in capital from common stock.

     Concentration of Credit Risk -- Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company's policy is to place its operating demand deposit accounts with high credit quality financial institutions.

     Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Recently Adopted Accounting Standards -- Effective January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121) which requires that long-

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES lived assets and certain intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 did not have a material impact on the Company.

     Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 establishes a fair value-based method of accounting for stock-based employee compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company has elected to continue to account for its employee stock compensation plans under APB Opinion No. 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 has been applied. See Note 8.

     New Accounting Standards -- In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130). This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. Additionally, SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and
(b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods, provided for comparative purposes, is required. Management has not determined the effect of this statement on its financial statement disclosure.

     On June 30, 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management has not determined the effect of this statement on its financial statement disclosure.

     On October 27, 1997 the American Institute of Certified Public Accountants issued Statement of Position 97-2, Software Revenue Recognition (SOP 97-2). SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and is effective for transactions entered into in fiscal years beginning after December 15, 1997. Management does not believe the adoption of SOP 97-2 will have a material effect on the Company's consolidated financial statements.

     Interim Financial Information -- Interim Financial Information at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited. The unaudited interim financial statements reflect all adjustments, consisting of only normal recurring adjustments which are, in the opinion of management necessary to a fair statement of the results for the interim periods. Information for the interim periods is not necessarily indicative of results to be achieved for the full year.

2. ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable are net of an allowance for doubtful accounts of $9,534 for the years ended December 31, 1997 and 1996.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

3. INVENTORIES

     Inventories consist of the following:

                                                                        DECEMBER 31,
                                                      MARCH 31,    -----------------------
                                                        1998          1997         1996
                                                     -----------   ----------   ----------
                                                     (UNAUDITED)
Raw materials......................................  $2,524,558    $2,432,194   $1,888,227
Finished goods.....................................     990,193       804,827      472,408
Sales demonstration................................   1,091,257     1,038,355      938,109
                                                     ----------    ----------   ----------
                                                     $4,606,008    $4,275,376   $3,298,744
                                                     ==========    ==========   ==========

     Sales demonstration inventory is comprised of measuring devices utilized by sales representatives to present the Company's products to customers. The products remain in sales demonstration inventory for up to six months and are subsequently sold at prices that produce slightly reduced gross margins.

4. LONG-TERM DEBT

     The Company has a loan agreement (the "Agreement") in the form of a term note and a line of credit. The Agreement combines the equivalent of three successive one-year term loans, each equal to that portion of the loan that will be fully amortized in the ensuing year, with a line of credit equal to that portion of the loan that will not be amortized in the ensuing year. The Company has available borrowings under the Agreement totaling approximately $2 million as of December 31, 1997. Interest accrues at the 30-day commercial paper rate plus 2.7% and is payable monthly. Borrowings under the Agreement are collateralized by the Company's accounts and notes receivable, inventory, property and equipment, intangible assets and deposits. The Agreement contains restrictive covenants, including the maintenance of certain amounts of working capital and tangible net worth and limits on loans to related parties, and prohibits the Company from declaring dividends. No borrowings were outstanding under this line of credit as of December 31, 1997.

     In April 1997, the Company obtained a one-year unsecured $1.0 million line of credit which bears interest at the 30-day commercial paper rate plus 2.65% per annum. No borrowings were outstanding under this line of credit as of December 31, 1997.

5. RELATED PARTY TRANSACTIONS

     Leases -- The Company leases its plant and office building from Xenon Research, Inc. ("Xenon"). All of the outstanding capital stock of Xenon is owned by Simon Raab and his spouse. Simon Raab is the Chairman of the Board, President and Chief Executive Officer of the Company. The lease expires on February 28, 2001, and the Company has two five-year renewal options. The base rent during renewal periods will reflect changes in the U.S. Bureau of Labor Statistics, Consumer Price Index for all Urban Consumers. Rent expense under this lease was approximately $150,000 for both 1997 and 1996, and $148,000 for 1995.

     During the year ended December 31, 1997, the Company's Board of Directors gave approval to the Company to amend the existing lease agreement with Xenon to include additions to the existing premises which are being constructed by Xenon. Upon completion of the expansion premises, rent under the lease will increase approximately $150,000 per year. Increased payments under the lease are scheduled to commence on the earlier of (a) the date Xenon obtains a certificate of occupancy or (b) the Company takes occupancy. The Company expects to take occupancy of the expansion premises during the first quarter of 1998.

     Notes -- Xenon Research, Inc. -- Revolving line of credit, which was repaid and terminated in 1996. Interest was at prime plus 5% (13.5% at December 31, 1995) and amounted to $355,468 in 1995 and $185,585 in 1996.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

6. INCOME TAXES

     The components of the expense (benefit) for income taxes is comprised of the following as of December 31:

                                                        1997         1996        1995
                                                     ----------   ----------   ---------
Current:
  Federal..........................................  $1,945,035   $  721,700   $  23,000
  State............................................     294,702      161,392          --
                                                     ----------   ----------   ---------
                                                      2,239,737      883,092      23,000
                                                     ----------   ----------   ---------
Deferred:
  Federal..........................................    (108,646)     221,100    (334,000)
  State............................................     (16,461)      11,700     (31,000)
                                                     ----------   ----------   ---------
                                                       (125,107)     232,800    (365,000)
                                                     ----------   ----------   ---------
                                                     $2,114,630   $1,115,892   $(342,000)
                                                     ==========   ==========   =========

     Income taxes for the years ended December 31, 1997 and 1996 differ from the amount computed by applying the federal statutory corporate rate to income before income taxes. The differences are reconciled as follows:

                                                        1997         1996        1995
                                                     ----------   ----------   ---------
Tax expense at statutory rate......................  $1,809,228   $  857,700   $ 428,000
State income taxes, net of federal benefit.........     181,713      114,200      46,000
Research and development credit....................     (64,893)          --     (30,000)
Nondeductible items................................     159,198       61,000          --
Other..............................................      29,384       82,992          --
Change in deferred tax asset valuation allowance...          --           --    (786,000)
                                                     ----------   ----------   ---------
          Total income tax expense (benefit).......  $2,114,630   $1,115,892   $(342,000)
                                                     ==========   ==========   =========

     The components of the Company's net deferred tax asset at December 31, 1997 and 1996 are as follows:

                                                                1997       1996
                                                              --------   --------
Deferred tax assets:
  Employee stock option.....................................  $200,599   $ 51,300
  Unearned service revenue..................................   178,271    186,200
  Other.....................................................    14,770      9,400
                                                              --------   --------
Gross deferred assets.......................................   393,640    246,900
                                                              --------   --------
Deferred tax liabilities:
  Patent amortization.......................................    72,963     88,200
  Depreciation..............................................    22,979     26,500
  Product design costs......................................    40,391         --
                                                              --------   --------
Gross deferred tax liabilities..............................   136,333    114,700
                                                              --------   --------
Net deferred tax asset......................................  $257,307   $132,200
                                                              ========   ========

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

7. COMMITMENTS

     The following is a schedule of future minimum lease payments required under noncancelable leases, including leases with related parties (see Note 5), in effect at December 31, 1997:

YEAR ENDING DECEMBER 31,                                        AMOUNT
------------------------                                      ----------
1998........................................................  $  395,000
1999........................................................     342,500
2000........................................................     337,600
2001........................................................      55,300
                                                              ----------
          Total future minimum lease payments...............  $1,130,400
                                                              ==========

8. STOCK OPTION PLANS

     In 1993, the Company adopted the Employee Stock Option Plan (the "1993 Plan"). The Company reserved 1,000,000 shares of common stock for issuance to eligible employees under the Plan. On December 19, 1995, the Company granted 243,265 options to purchase shares of common stock of the Company to certain employees at exercise prices of $0.36. These options vested over four years from January 1, 1992 or the date of the optionee's employment, whichever was later, and became exercisable to the extent vested upon completion of the Company's initial public offering in September 1997. At December 31, 1995, the value of one share of common stock was determined to be $1.07, based on a third-party offer for Company stock.

     On January 1, 1997, the Company granted options to purchase 133,218 shares of common stock of the Company pursuant to the 1993 Plan at an exercise price of $3.60 per share. These options vest over a period of three years beginning September 23, 1998, and are exercisable upon vesting.

     On May 1, 1997, as consideration for his serving on the Board of Directors, a director was granted options for 52,732 shares of common stock at an exercise price of $0.36 per share. Such options were immediately vested and became exercisable upon completion of the Company's initial public offering in September 1997; consequently, the associated compensation expense has been recorded during the year ended December 31, 1997.

     In July 1997, the Company adopted the 1997 Employee Stock Option Plan (the "1997 Plan") that provides for the grant to key employees of the Company of incentive or nonqualified stock options. An aggregate of 750,000 shares of common stock are reserved for issuance pursuant to the 1997 Plan. The 1997 Plan is administered by the Compensation committee of the Board of Directors, which has broad discretion in the granting of awards. The exercise price of all options granted under the 1997 Plan must be at least equal to the fair market value of the common stock on the date of grant. During the year ended December 31, 1997, Simon Raab, President and Chief Executive Officer and Gregory A. Fraser, Chief Financial Officer were granted 80,000 and 60,000 options, respectively, under the 1997 Plan. Also, 74 other employees were granted options to purchase a total of 188,000 shares of common stock at the exercise price of $12.00 per share, which represented the fair value of such shares (except for options granted to Simon Raab at an exercise price of $13.20 per share to qualify for treatment as incentive stock options). All options issued under the 1997 Plan will become exercisable in one-third increments on each anniversary of the date of grant, commencing in 1998.

     In July 1997, the Company adopted the 1997 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") which provides for the grant of nonqualified stock options to members of the Board of Directors who are not employees of the Company. Although adopted in July 1997, the Non-Employee Director Plan was not effective until September 18, 1997, upon completion of the Company's initial public offering. An aggregate of 250,000 shares of Common Stock of the Company have been reserved for issuance under the Non-Employee Director Plan. Under the Non-Employee Director Plan, each nonemployee director

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES shall automatically be granted options to purchase 3,000 shares of the Company's common stock (i) on the effective date of the Non-Employee Director Plan if serving on the Board as of such date, or (ii) on the date on which he or she is first elected or appointed, if he or she is subsequently elected or appointed to the Board. Additionally, the Non-Employee Director Plan provides that each nonemployee director shall automatically be granted options to purchase 3,000 shares of common stock of the Company on the day following the annual meeting of shareholders at which he or she is reelected to the Board. Formula grants under the Non-Employee Director Plan become exercisable in one-third increments on the first, second and third anniversary of the date of grant. The exercise price of options granted under the Non-Employee Director Plan is equal to the fair market value of the Company's common stock as defined in the Plan. Options granted under the Non-Employee Director Plan, other than pursuant to the above formula, may only be granted upon specific approval of each grant by the Board, which has the discretion to establish a vesting schedule different than the established vesting schedule of formula options.

     On September 18, 1997, the effective date of the Non-Employee Director Plan, each nonemployee Director was granted options to purchase 3,000 shares of common stock at exercise prices of $12.00 per share. Additionally, pursuant to the Non-Employee Director Plan on September 18, 1997, outside Directors, other than Martin Koshar, were granted options to purchase an aggregate of 160,000 shares of common stock of the Company at exercise prices of $12.00 per share in consideration for their prior service on the Board. The nonformula option grants were immediately vested.

     Compensation cost charged to operations associated with the Company's stock option plans was $408,000, $23,100 and $106,700 in 1997, 1996 and 1995,
respectively. Compensation cost was based on the difference between the value of the stock and its exercise price, multiplied by the number of shares vested in each year.

SFAS NO. 123 REQUIRED DISCLOSURE

     If compensation cost for stock options was determined based on the fair value at the grant dates for 1997, 1996 and 1995, consistent with the method prescribed by SFAS No. 123, the Company's net income and income per share would have been adjusted to the pro forma amounts indicated below:

                                                        1997         1996         1995
                                                     ----------   ----------   ----------
Net income as reported.............................  $3,206,630   $1,406,662   $1,599,657
Pro forma..........................................   2,345,551    1,382,140    1,572,628
Income per share -- Basic as reported..............        0.41         0.20         0.23
Pro forma..........................................        0.30         0.19         0.22
Income per share -- Assuming dilution
  As reported......................................        0.39         0.19         0.22
  Pro forma........................................        0.29         0.19         0.22

     Under SFAS No. 123, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted in 1997 and 1995: dividend yield of 0%, expected volatility of 46.33% and 90% for 1997 and 1995, respectively, risk-free interest rate of 5.63%, and expected life ranging from 3 to 10 years. There were no stock options granted in 1996.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

     A summary of the status of options under the Company's stock-based compensation plans as of December 31, 1997 and 1996, and changes during the years ending on those dates is as follows:

WEIGHTED-AVERAGE EXERCISED                                    OPTIONS    PRICE
--------------------------                                    --------   -----
1997
Outstanding at beginning of year............................   190,512   $0.36
  Granted...................................................   797,001    9.90
  Forfeited.................................................   (31,790)   9.67
                                                              --------   -----
Outstanding at end of year..................................   955,723   $8.00
                                                              ========   =====
Grants exercisable at year-end..............................   498,680   $  --
Weighted-average fair value of options granted during the
  year......................................................  $   4.82      --
1996
Outstanding at beginning of year............................   210,902   $0.36
  Granted...................................................        --      --
  Forfeited.................................................   (20,390)   0.36
                                                              --------   -----
Outstanding at end of year..................................   190,512   $0.36
                                                              ========   =====
Grants exercisable at year-end..............................        --      --
Weighted-average fair value of options granted during the
  year......................................................        --      --
1995
Outstanding at beginning of year............................        --      --
  Granted...................................................   210,902   $0.36
  Forfeited.................................................        --      --
                                                              --------   -----
Outstanding at end of year..................................   210,902   $0.36
                                                              ========   =====
Grants exercisable at year-end..............................        --      --
Weighted-average fair value of options granted during the
  year......................................................  $   1.00      --

     The following table summarizes information about the outstanding grants at December 31, 1997:

                                                                      WEIGHTED-
                                                                       AVERAGE
                                                                      REMAINING
 EXERCISE                                                OPTIONS     CONTRACTUAL     OPTIONS
  PRICE                                                OUTSTANDING      LIFE       EXERCISABLE
-----------------------------------------------------  -----------   -----------   -----------
$ 0.36...............................................    243,244        4.75         238,680
  3.57...............................................    131,479        6.75              --
 12.00...............................................    481,000        9.75         160,000
 13.20...............................................    100,000        4.75         100,000
                                                         -------        ----         -------
                                                         955,723                     498,680
                                                         =======                     =======

     Remaining non-exercisable options as of December 31, 1997 become exercisable as follows:

1998........................................................  155,390
1999........................................................  150,826
2000........................................................  150,827
                                                              -------
                                                              457,043
                                                              =======

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

9. BENEFIT PLAN

     During 1996, the Company established a defined contribution retirement plan (401(k)) for its employees, which provides benefits for all employees meeting certain age and service requirements. The Company may make a discretionary contribution each Plan year as determined by its Board of Directors. Discretionary contributions or employer matches can be made to the participant's account but cannot exceed 4% of compensation. The Company made no contribution to the Plan in 1996 or 1997.

10. SEGMENT INFORMATION

     Sales to unaffiliated customers, loss from operations and identifiable assets relating to the Company's French subsidiary totaled $3,267,690, $(275,864), and $2,992,832, respectively. Such amounts were not material for the years ended December 31, 1996 and 1995.

     The following table includes export sales according to the country in which the customer is located.

                             UNITED                                             OTHER
                             STATES         ASIA        EUROPE      CANADA     FOREIGN        TOTAL
                           -----------   ----------   ----------   --------   ----------   -----------
Year Ended December 31,
  1997...................  $15,599,150   $2,201,848   $4,135,982   $560,872   $1,018,533   $23,516,385
Year Ended December 31,
  1996...................   10,829,543    1,606,916    1,292,592    715,728      211,558    14,656,337
Year Ended December 31,
  1995...................    7,727,400      385,361      625,730    850,271      273,480     9,862,242

11. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                 DECEMBER 31,   SEPTEMBER 30,    JUNE 30,    MARCH 31,
QUARTER ENDED                                        1997           1997           1997         1997
-------------                                    ------------   -------------   ----------   ----------
Sales..........................................   $7,288,544     $5,909,306     $5,429,064   $4,889,471
Gross Profit...................................    4,245,100      3,530,192      3,189,333    2,940,922
Net income.....................................    1,121,907        829,115        535,877      719,731
Net income per share:
Basic..........................................         0.11           0.11           0.07         0.09
Assuming dilution..............................         0.11           0.11           0.07         0.09

                                                 DECEMBER 31,   SEPTEMBER 30,    JUNE 30,    MARCH 31,
QUARTER ENDED                                        1996           1996           1996         1996
-------------                                    ------------   -------------   ----------   ----------
Sales..........................................   $4,113,031     $4,083,193     $3,422,503   $3,037,610
Gross profit...................................    2,127,877      2,327,073      1,864,175    1,850,944
Net income.....................................      220,513        503,989        285,099      397,061
Net income per share:
Basic..........................................         0.03           0.07           0.04         0.06
Assuming dilution..............................         0.03           0.07           0.04         0.05

                          INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying balance sheets of CATS computer aided technologies, Computeranwendungen in der Fertigungssteuerung GmbH, Karlsruhe, as of December 31, 1997 and 1996, and the related statements of income and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America and Germany. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of CATS computer aided technologies, Computeranwendungen in der Fertigungssteuerung GmbH, Karlsruhe, as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles in the United States of America.

                                          Deloitte & Touche GmbH
                                          Wirtschaftsprufungsgesellschaft

                         /s/ Dr. KAMM                     /s/ KOMPENHANS
                         (Dr. Kamm)                       (Kompenhans)
                        Wirtschafsprufer                 Wirtschaftsprufer

Mannheim, May 26, 1998
Kom/Pf

                       CATS COMPUTER AIDED TECHNOLOGIES,
              COMPUTERANWENDUNGEN IN DER FERTIGUNGSSTEUERUNG GMBH

                                 BALANCE SHEETS

                                                               MARCH 31      DECEMBER 31,
                                                                 1998        1997     1996
                                                              -----------   ------   ------
                                                              (UNAUDITED)
                                                                  (IN THOUSANDS OF DM)
                                          ASSETS
Current Assets
     Cash and cash equivalents..............................         7           5        6
     Accounts receivable....................................     1,783       2,154      569
     (net of allowance for doubtful accounts of DM 16 in
      1998 (unaudited)
     DM 21 in 1997 and DM 6 in 1996)
     Inventories............................................        54          54       32
     Other current assets and prepaid expenses..............       201
     Deferred tax assets....................................       163         154       34
                                                                ------      ------   ------
                                                                 2,208       2,367      641
EDP equipment and office furniture (net)                           311         360       96
Long-term receivables from related parties                         418         328      143
                                                                ------      ------   ------
                                                                 2,937       3,055      880
                                                                ======      ======   ======

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Liabilities to banks...................................     1,205       1,092      121
     Accounts payable.......................................     1,227       1,227      260
     Other liabilities and other accruals...................       521         534      433
     Deferred tax liabilities...............................                    56        8
                                                                ------      ------   ------
                                                                 2,953       2,909      822
Stockholder's Equity
     Registered capital.....................................        50          50       50
     Retained earnings......................................       (66)         96        8
                                                                ------      ------   ------
                                                                   (16)        146       58
                                                                ------      ------   ------
                                                                 2,937       3,055      880
                                                                ======      ======   ======

                     See Notes to the Financial Statements.

                       CATS COMPUTER AIDED TECHNOLOGIES,
              COMPUTERANWENDUNGEN IN DER FERTIGUNGSSTEUERUNG GMBH

                            STATEMENTS OF OPERATIONS
                              (IN THOUSANDS OF DM)

                                                                                    YEARS ENDED
                                                                                    DECEMBER 31,
                                                              THREE MONTHS ENDED   --------------
                                                                MARCH 31, 1998     1997     1996
                                                              ------------------   -----    -----
                                                                 (UNAUDITED)
Net sales...................................................          910          5,711    3,116
Cost of sales...............................................          290          1,718      928
                                                                    -----          -----    -----
Gross profit................................................          620          3,993    2,188
Selling and administrative..................................          675          2,069    1,439
Research and development....................................          303          1,669      712
                                                                    -----          -----    -----
(Loss) Income from operations...............................         (358)           255       37
          Net interest......................................          (23)            40       21
                                                                    -----          -----    -----
(Loss) Income before income taxes...........................         (381)           215       16
Income taxes (benefit) expense..............................         (219)           127       13
                                                                    -----          -----    -----
          Net (loss) income.................................         (162)            88        3
                                                                    =====          =====    =====

                     See Notes to the Financial Statements.

                       CATS COMPUTER AIDED TECHNOLOGIES,
              COMPUTERANWENDUNGEN IN DER FERTIGUNGSSTEUERUNG GMBH

                            STATEMENTS OF CASH FLOW

                                                              THREE MONTHS     YEARS ENDED
                                                                 ENDED        DECEMBER 31,
                                                               MARCH 31,     ---------------
                                                                  1998        1997     1996
                                                              ------------   -------   -----
                                                              (UNAUDITED)
                                                                   (IN THOUSANDS OF DM)
Operating activities
Net (loss) income...........................................      (162)           68       3
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities
  Deferred income taxes.....................................      (219)           48      (7)
  Depreciation..............................................        32            92      62
Changes in assets and liabilities that provided (used) cash
  Inventories...............................................         0           (22)    (31)
  Accounts payable and accrued charges......................       (13)        1,068     274
  Accounts receivables and other assets.....................       234        (1,890)   (257)
                                                                  ----       -------   -----
Cash (used) provided by operating activities................      (128)         (616)     44
                                                                  ----       -------   -----
Investing activities
  Purchase of EDP-equipment and office furniture............      (103)         (356)    (84)
  Sale of EDP-equipment and office furniture................       120
                                                                  ----       -------   -----
Cash provided by (used in) investing activities.............        17          (356)    (84)
                                                                  ----       -------   -----
Financing activities
Increase of bank liabilities, net...........................       113           971      44
                                                                  ----       -------   -----
Cash provided by financing activities.......................       113           971      44
                                                                  ----       -------   -----
Net change in cash and cash equivalents.....................         2            (1)      4
Cash and cash equivalents, beginning of year................         5             6       2
                                                                  ----       -------   -----
Cash and cash equivalents, end of year......................         7             5       6
                                                                  ====       =======   =====

                     See Notes to the Financial Statements.

                                      CATS
                COMPUTER AIDED TECHNOLOGIES, COMPUTERANWENDUNGEN
                        IN DER FERTIGUNGSSTEUERUNG GMBH

                       NOTES TO THE FINANCIAL STATEMENTS
                          (DEUTSCHE MARK IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

     CATS computer aided technologies, Computeranwendungen in der Fertigungssteuerung GmbH ("CATS") is engaged in the production and marketing of software and computer applications used in managing and controlling computer integrated manufacturing applications as well as in the related training. Offered are modules for CAD/CAM-technologies (computer aided design, computer aided manufacturing), CAQ-technologies (computer aided quality control) and manufacturing, planning and control systems. Workstations can be delivered ready for operation including hardware, software and other services.

     The company operates in one segment providing customer oriented development of overall concepts relating to computer aided manufacturing in Germany. The main customers are large German car manufacturers and component suppliers for the car industry.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The company's accounting policies are in accordance with accounting policies generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of the revenue and expenses during the reporting period. Actual results could differ from those estimates. The following policies are considered to be significant.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and amounts on deposit with financial institutions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable and liabilities to banks. The carrying amounts of the financial instruments approximate their fair value because of their short term maturities.

INVENTORIES

     Inventories include raw materials and are stated at the lower of average cost or market.

EDP-EQUIPMENT AND OFFICE FURNITURE

     Property, plant and equipment are recorded at cost.

     Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Office furniture............................................  5 - 10 years
EDP-equipment...............................................  3 -  4 years

                                      CATS
                COMPUTER AIDED TECHNOLOGIES, COMPUTERANWENDUNGEN
                        IN DER FERTIGUNGSSTEUERUNG GMBH

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

RESEARCH AND DEVELOPMENT

     Research and development costs incurred in the discovery of new knowledge and the resulting translation of this knowledge into plans and new products, prior to the attainment of the related products' feasibility, are recorded as expenses in the period incurred.

     Costs incurred in the development of products, after technological feasibility is attained, are principally to be capitalized and amortized over the estimated economic lives of the related products. According to the assessment of the management the company's products have an economic life of less than one year, due to the fast rate of technological development. As a result, all product design costs are charged to income.

REVENUE RECOGNITION

     The company recognizes revenue at the date of shipment.

INCOME TAXES

     Income taxes have been provided for in accordance with the asset and liability methodology of Statement for Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

EARNINGS PER SHARE

     Earnings per share are not calculated because the company has two shareholders with ownership of 50% each.

INTERIM FINANCIAL INFORMATION

     Interim Financial Information at March 31, 1998 and for the three months ended March 31, 1998 is unaudited. The unaudited interim financial statements reflect all adjustments, consisting of only normal recurring adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods. Information for the interim periods is not necessarily indicative of results to be achieved for the full year.

3. OTHER CURRENT ASSETS AND PREPAID EXPENSES

     The balances were as follows:

                                                              1997   1996
                                                              ----   ----
                                                              (DM)   (DM)
Tax receivables.............................................  108      0
Receivables from employees..................................   33     18
Prepaid expenses............................................    2     10
Other.......................................................   11      6
                                                              ---     --
                                                              154     34
                                                              ===     ==

                                      CATS
                COMPUTER AIDED TECHNOLOGIES, COMPUTERANWENDUNGEN
                        IN DER FERTIGUNGSSTEUERUNG GMBH

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

4. EDP-EQUIPMENT AND OFFICE FURNITURE

     Cost and accumulated depreciation were as follows:

                                                              1997   1996
                                                              ----   ----
                                                              (DM)   (DM)
EDP-equipment and office furniture..........................  613    257
Less accumulated depreciation...............................  253    161
                                                              ---    ---
                                                              360     96
                                                              ===    ===

5. LONG-TERM RECEIVABLES FROM RELATED PARTIES

                                                              1997   1996
                                                              ----   ----
                                                              (DM)   (DM)
Argus Q GmbH, Germany (former AC-Tech GmbH).................  215    143
Antares Ltd., Portugal......................................  113      0
                                                              ---    ---
                                                              328    143
                                                              ===    ===

---------------

The receivables from Argus Q GmbH and Antares Ltd. have a residual term in excess of one year. They are bearing interest with a rate of 4.5%.

6. LIABILITIES TO BANKS

     The average interest rate of the short-term borrowings outstanding at year-end was approx. 10.0%.

     Cash payment for interest amounted to DM 37 in 1997 and DM 25 in 1996.

     The bank loans are secured by guarantees given by the company's shareholders. Furthermore, accounts receivable and the company's telephone system serve as collateral.

     There are no significant credit lines available in addition to the drawings on short-term credit lines shown on the balance sheet.

7. OTHER LIABILITIES AND OTHER ACCRUALS

     The balances were as follows:

                                                              1997    1996
                                                              -----   -----
                                                              (DM)    (DM)
Accrued warranty expenses...................................    57      31
Accrued vacation expenses...................................   112      89
Other accruals..............................................   143      14
Payables to related parties.................................    52      43
Witholding tax liabilities..................................   126     199
Other liabilities...........................................    44      57
                                                               ---     ---
                                                               534     433
                                                               ===     ===

8. LEASE COMMITMENTS

     The Company has operating lease agreements for the rental of cars and office space.

     Expenses for operating leases were DM 289 in 1997 and DM 124 in 1996 respectively.

                                      CATS
                COMPUTER AIDED TECHNOLOGIES, COMPUTERANWENDUNGEN
                        IN DER FERTIGUNGSSTEUERUNG GMBH

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease payments, which have initial or remaining non cancelable terms in excess of one year at December 31, 1997, were as follows:

                                                              (DM)
                                                              -----
1998........................................................    337
1999........................................................    327
2000........................................................    256
2001........................................................     70
2002........................................................     35
                                                              -----
                                                              1,025
                                                              =====

9. SHAREHOLDERS' EQUITY

     The registered capital of the Company is DM 50, which has been paid in by the company's two shareholders. Such ownership shares are not negotiable.

     The following table presents the changes in retained earnings for the period from January 1, 1996, to December 31, 1997:

                                                              (DM)
                                                              ----
Balance -- January 1, 1996..................................    5
  Net Income 1996...........................................    3
                                                               --
Balance -- December 31, 1996................................    8
  Net Income 1997...........................................   88
                                                               --
Balance -- December 31, 1997................................   96
                                                               --

10. INCOME TAXES

     The components of income taxes are as follows:

                                                              1997   1996
                                                              ----   ----
                                                              (DM)   (DM)
Current Taxes...............................................   79     20
Deferred Taxes..............................................   48     (7)
                                                              ---     --
                                                              127     13
                                                              ===     ==

     The provision for income taxes differed from the statutory rate (45%) for the following reasons:

                                                              1997   1996
                                                              ----   ----
                                                               DM     DM
Corporate income tax at statutory rate......................   99      8
Municipal trade tax, net of corporation income tax effect...   18      1
Corporate income tax surcharge..............................    7      0
Non-deductible expenses.....................................    5      3
Other.......................................................   (2)     1
                                                              ---     --
                                                              127     13
                                                              ===     ==

     Corporate income taxes and municipal trade taxes paid amounted to DM 206 in 1997 and DM 0 in 1996.

                                      CATS
                COMPUTER AIDED TECHNOLOGIES, COMPUTERANWENDUNGEN
                        IN DER FERTIGUNGSSTEUERUNG GMBH

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the recorded deferred tax liabilities are:

                                                              1997   1996
                                                              ----   ----
                                                              (DM)   (DM)
Accounts receivable and other current assets................   10    (28)
Accounts payable and accrued charges........................   46     36
                                                               --    ---
                                                               56      8
                                                               ==    ===

11. RELATED PARTY TRANSACTIONS

     The company's operations include transactions with companies that are owned by the stockholders of CATS GmbH. The material transactions are as follows:

                                                              1997   1996
                                                              ----   ----
                                                              (DM)   (DM)
Argus Q GmbH, Germany
  Net sales.................................................  320     0
Antares Ltd., Portugal
  Net sales.................................................  533     0
  Purchased services........................................  537     0

     Antares Ltd. is developing software for the company. The business of Argus Q GmbH is the quality control for the automotive and aircraft industry.

     Amounts due from these companies are included in trade accounts receivable. The balances outstanding were:

                                                              1997   1996
                                                              ----   ----
                                                              (DM)   (DM)
Argus Q GmbH, Germany.......................................  368     0
Antares Ltd., Portugal......................................  533     0

     Long-term receivables from related parties:

                                                                1997    1996
                                                                ----    ----
                                                                (DM)    (DM)
Argus Q. GmbH, Germany                                          215      143
Antares Ltd., Portugal                                          113        0
                                                                ----    ----
                                                                328      143
                                                                ====    ====

     The accounts payable include liabilities to related parties.

                                                                1997    1996
                                                                ----    ----
                                                                (DM)    (DM)
Argus Q. GmbH, Germany                                          280        0
Antares Ltd., Portugal                                          537        0

     The short term payables to related parties include the advance accounts of the stockholders.

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL IS NOT AUTHORIZED OR IN WHICH THE PERSON IS NOT AUTHORIZED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    4
Use of Proceeds.......................    9
Price Range of Common Stock...........    9
Dividend Policy.......................   10
Selected Consolidated Financial
  Data................................   11
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   13
Business..............................   20
Management............................   31
Principal and Selling Shareholders....   35
Certain Relationships and Related
  Transactions........................   36
Description of Capital Stock..........   36
Shares Eligible for Future Sale.......   39
Plan of Distribution..................   40
Legal Matters.........................   40
Experts...............................   40
Available Information.................   40
Index to Consolidated Financial
  Statements..........................  F-1

======================================================
======================================================

                                 343,750 SHARES

                                  [FARO LOGO]

                                  COMMON STOCK

                              --------------------
                                   PROSPECTUS
                              --------------------

                                           , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission filing fee...............  $  1,056
Printing and engraving......................................    30,000
Accountants' fees and expenses..............................    50,000
Legal fees and expenses.....................................    50,000
Miscellaneous...............................................    18,944
                                                              --------
          Total.............................................  $150,000
                                                              ========

---------------

* All of the above fees, costs and expenses above will be paid by the Company. Other than the SEC filing fee, all fees and expenses are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

     The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company may enter into Indemnification Agreements with its directors and executive officers in which the Registrant has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

     The indemnification provided by the Florida Act and the Company's Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

     The Company may obtain a liability insurance policy for its directors and officers as permitted by the Florida Act which may extend to, among other things, liability arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On May 15, 1998, the Company issued an aggregate of 1,250,000 shares of Common Stock to Siegfried Buss and Wendelin Scharbach, the Selling Shareholders in this offering, as partial consideration for all the equity interests in CATS. The shares were sold to Messrs. Buss and Scharbach, the founders, executive officers, and sole shareholders of CATS, in a private offering pursuant to
Section 4(2) of the Securities Act and in reliance on Regulation S under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 2.1       --  Acquisition Agreement among the Registrant, FARO
               Technologies Inc., TSP Auriga Vermogensverwaltungs GmbH,
               Siegfried Buss, and Wendelin Scharbach dated as of May 15,
               1998 (filed as Exhibit 2.1 to Registrant's Form 8-K dated
               May 22, 1998 and incorporated herein by reference)
 3.1       --  Articles of Incorporation, as amended (Filed as Exhibit 3.1 to Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
 3.2       --  Bylaws, as amended (Filed as Exhibit 3.2 to Registrant's
               Registration Statement on Form S-1, No. 333-32983, and
               incorporated herein by reference)
 4.1       --  Specimen Stock Certificate (Filed as Exhibit 4.1 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
*5.1       --  Opinion of Foley & Lardner
10.1       --  1997 Stock Option Plan, as amended (Filed as Exhibit 10.1 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.2       --  1997 Employee Stock Option Plan (Filed as Exhibit 10.2 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.3       --  1997 Non-Employee Director Stock Option Plan (Filed as
               Exhibit 10.3 to Registrant's Registration Statement on Form
               S-1, No. 333-32983, and incorporated herein by reference)
10.4       --  1997 Non-Employee Directors' Fee Plan (Filed as Exhibit 10.4
               to Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.5       --  Term WCMA Loan and Security Agreement, dated September 24,
               1996, between the Registrant and Merrill Lynch Business
               Financial Services, Inc. (Filed as Exhibit 10.5 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.6       --  WCMA Note, Loan and Security Agreement, dated April 23,
               1997, between the Registrant and Merrill Lynch Business
               Financial Services, Inc. (Filed as Exhibit 10.6 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.7       --  Business Lease, dated March 1, 1991, between the Registrant
               (as successor-by-merger to FARO Medical Technologies (U.S.),
               Inc.) and Xenon Research, Inc. (Filed as Exhibit 10.7 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.8       --  OEM Purchase Agreement, dated June 7, 1996 between the
               Company and Mitutoyo Corporation (Filed as Exhibit 10.8 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.9       --  Nonexclusive Unique Application Reseller Agreement, dated
               September 9, 1996, between the Registrant and Autodesk, Inc.
               (Filed as Exhibit 10.9 to Registrant's Registration
               Statement on Form S-1, No. 333-32983, and incorporated
               herein by reference)
10.10      --  Form of Patent and Confidentiality Agreement between the
               Registrant and each of its employees (Filed as Exhibit 10.10 to Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.11      --  Nonexclusive Unique Application Reseller Agreement, dated as of March 1, 1998, between the Registrant and Autodesk, Inc.
               (Filed as Exhibit 10.11 to Registrant's Form 10-K for the
               year ended December 31, 1997 and incorporated herein by
               reference)
10.12      --  First Amendment to Business Lease, dated as of February 9,
               1998, between the Registrant (as successor-by-merger to FARO
               Medical Technologies (U.S.), Inc.) and Xenon Research, Inc.
               (Filed herewith)

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
11.1       --  Statement re Computation of Per Share Earnings (Incorporated
               by reference from page 1 to the Registrant's 1997 Annual
               Report to Stockholders filed herewith as Exhibit 13.1)
13.1       --  Annual Report to Stockholders for the year ended December
               31, 1997 (Filed as Exhibit 13.1 to Registrant's Form 10-K
               for the year ended December 31, 1997 and incorporated herein by reference only to the extent required by the instructions to exhibits for reports on Form 10-K)
21.1       --  List of Subsidiaries (Filed herewith)
23.1       --  Consent of Deloitte & Touche LLP (Filed herewith)
23.2       --  Consent of Deloitte & Touche GmbH (Filed herewith)
24.1       --  Power of Attorney (Included on the signature page of this
               Registration Statement)

---------------


* Previously filed.


     (b) Financial Statement Schedules

     Financial statement schedules have been omitted either because they are not applicable or because the information that would be included in such schedules is included elsewhere in this Registration Statement.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, and State of Florida, on this 7th day of August, 1998.


                                          FARO TECHNOLOGIES, INC.


                                          By:     /s/ GREGORY A. FRASER

                                            ------------------------------------

                                                     Gregory A. Fraser


                                            Executive Vice President, Secretary,


                                               Treasurer, and Chief Financial
                                                           Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                          *                            Chairman of the Board            August 7, 1998
-----------------------------------------------------    of Directors, President
                     Simon Raab                          and Chief Executive
                                                         Officer

                /s/ GREGORY A. FRASER                  Director, Executive Vice         August 7, 1998
-----------------------------------------------------    President, Secretary,
                  Gregory A. Fraser                      Treasurer, Chief Financial
                                                         Officer

                          *                            Director                         August 7, 1998
-----------------------------------------------------
                   Hubert d'Amours

                          *                            Director                         August 7, 1998
-----------------------------------------------------
                    Philip Colley

                          *                            Director                         August 7, 1998
-----------------------------------------------------
                    Andre Julien

                          *                            Director                         August 7, 1998
-----------------------------------------------------
                   Alexandre Raab

                          *                            Director                         August 7, 1998
-----------------------------------------------------
                 Norman H. Schipper


---------------


* By attorney-in-fact.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 2.1       --  Acquisition Agreement among the Registrant, FARO
               Technologies Inc., TSP Auriga Vermogensverwaltungs GmbH,
               Siegfried Buss, and Wendelin Scharbach dated as of May 15,
               1998 (filed as Exhibit 2.1 to Registrant's Form 8-K dated
               May 22, 1998 and incorporated herein by reference)
 3.1       --  Articles of Incorporation, as amended (Filed as Exhibit 3.1 to Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
 3.2       --  Bylaws, as amended (Filed as Exhibit 3.2 to Registrant's
               Registration Statement on Form S-1, No. 333-32983, and
               incorporated herein by reference)
 4.1       --  Specimen Stock Certificate (Filed as Exhibit 4.1 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
*5.1       --  Opinion of Foley & Lardner
10.1       --  1997 Stock Option Plan, as amended (Filed as Exhibit 10.1 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.2       --  1997 Employee Stock Option Plan (Filed as Exhibit 10.2 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.3       --  1997 Non-Employee Director Stock Option Plan (Filed as
               Exhibit 10.3 to Registrant's Registration Statement on Form
               S-1, No. 333-32983, and incorporated herein by reference)
10.4       --  1997 Non-Employee Directors' Fee Plan (Filed as Exhibit 10.4
               to Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.5       --  Term WCMA Loan and Security Agreement, dated September 24,
               1996, between the Registrant and Merrill Lynch Business
               Financial Services, Inc. (Filed as Exhibit 10.5 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.6       --  WCMA Note, Loan and Security Agreement, dated April 23,
               1997, between the Registrant and Merrill Lynch Business
               Financial Services, Inc. (Filed as Exhibit 10.6 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.7       --  Business Lease, dated March 1, 1991, between the Registrant
               (as successor-by-merger to FARO Medical Technologies (U.S.),
               Inc.) and Xenon Research, Inc. (Filed as Exhibit 10.7 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.8       --  OEM Purchase Agreement, dated June 7, 1996 between the
               Company and Mitutoyo Corporation (Filed as Exhibit 10.8 to
               Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.9       --  Nonexclusive Unique Application Reseller Agreement, dated
               September 9, 1996, between the Registrant and Autodesk, Inc.
               (Filed as Exhibit 10.9 to Registrant's Registration
               Statement on Form S-1, No. 333-32983, and incorporated
               herein by reference)
10.10      --  Form of Patent and Confidentiality Agreement between the
               Registrant and each of its employees (Filed as Exhibit 10.10 to Registrant's Registration Statement on Form S-1, No.
               333-32983, and incorporated herein by reference)
10.11      --  Nonexclusive Unique Application Reseller Agreement, dated as of March 1, 1998, between the Registrant and Autodesk, Inc.
               (Filed as Exhibit 10.11 to Registrant's Form 10-K for the
               year ended December 31, 1997 and incorporated herein by
               reference)
10.12      --  First Amendment to Business Lease, dated as of February 9,
               1998, between the Registrant (as successor-by-merger to FARO
               Medical Technologies (U.S.), Inc.) and Xenon Research, Inc.
               (Filed herewith)

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
11.1       --  Statement re Computation of Per Share Earnings (Incorporated
               by reference from page 1 to the Registrant's 1997 Annual
               Report to Stockholders filed herewith as Exhibit 13.1)
13.1       --  Annual Report to Stockholders for the year ended December
               31, 1997 (Filed as Exhibit 13.1 to Registrant's Form 10-K
               for the year ended December 31, 1997 and incorporated herein by reference only to the extent required by the instructions to exhibits for reports on Form 10-K)
21.1       --  List of Subsidiaries (Filed herewith)
23.1       --  Consent of Deloitte & Touche LLP (Filed herewith)
23.2       --  Consent of Deloitte & Touche GmbH (Filed herewith)
24.1       --  Power of Attorney (Included on the signature page of this
               Registration Statement)

---------------


* Previously filed.